UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Bryn Mawr Bank Corporation
(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of shareholders of Bryn Mawr Bank Corporation (the “Corporation”), parent to The Bryn Mawr Trust Company (the “Bank”), which will be held at Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA on Thursday, April 16, 2020, at 11:00 A.M. At the Annual Meeting, shareholders will be asked to elect directors, approve, on a non-binding, advisory basis, our 2019 executive officer compensation (“Say-on-Pay”), ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020, and act upon such other business as may properly come before the meeting. This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access the proxy materials while allowing us to conserve natural resources and reduce the costs of printing and distributing.

On or about March 6, 2020, we mailed to our shareholders an Important Notice Regarding the Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our Proxy Statement and annual report on Form 10-K for the year ended December 31, 2019, and how to authorize a proxy to vote your shares. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials. For shareholders who previously elected to receive a full set paper copy of the proxy materials, we mailed the Proxy Statement, our annual report on Form 10-K for the year ended December 31, 2019 and the proxy card on or about March 10, 2020. It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible-by Internet, telephone or mail-so that your shares will be voted at the Annual Meeting. This will not limit your right to vote in person or to attend the meeting.

In 2019, the Corporation continued the strong performance we experienced the past three years. Drivers of our financial results included strong loan growth, 7.6% over the prior year, and revenue derived from our fee income businesses. This, combined with our focus on deeper penetration of our cross line-of-business execution under our One BMT sales strategy, were our primary growth engines. We also continued to focus on our strategic initiatives in order to position the enterprise for long term growth. Our most recent priorities have centered around three primary areas: human capital, technology, and expansion of corporate responsibility and ESG programs.

The Bank has always prided itself on hiring excellent people with the intent of providing “best in class” service, financial advice and solutions to our clients. In 2019, we continued to capitalize on opportunities created by consolidation within the industry and dissatisfaction with many larger institutions, attracting strong talent who can provide long-term growth opportunities for us. These new additions provided immediate enhancements, contributing meaningfully to our strategic initiatives. President of BMT Wealth Management Jen Fox, for example, joined us in 2018 and is in the final stages of her reorganization of the Wealth Division. In 2019, we began to see the impact of that restructuring through better reporting and more focused client-centric sales efforts, leading to an improved client experience and increased new business.

Likewise, our efforts to refocus our Banking Division's organizational structure following the Royal Bank America acquisition nearly two years ago paved the way for significant improvement throughout the Bank. Under the leadership of Banking Division President Kevin Tylus, we restructured our Commercial Lending Division creating separate focuses on commercial real estate lending, commercial C&I lending and enhanced sales support for our business clients. We believe that this successful refocus led to our significant loan and deposit growth in 2019, particularly during the fourth quarter that ended with 4.2% loan growth over the prior quarter.

Talent alone no longer drives financial results. Continued expansion in technology is a key factor in a bank’s success and in the management of its expenses and overall efficiency. During 2019, the Corporation successfully implemented a number of important technology initiatives that will continue to help scale our organization long-term.

First, we continue to modify and invest in our CRM platform to support sales and communication across the organization. We are seeing measurable results from this initiative. Additionally, the Wealth Management Division completed the roll-out of the eMoney advisory platform in 2019. With strong adoption among our clients, this has lead to a more comprehensive and enhanced client experience, and provides more opportunities to attract new clients.

Additionally, in the Banking Division, our nCino project and partnership took center stage. This is the single largest technology project the Bank has engaged in in our history. In 2019, we successfully installed the nCino deposits platform, and laid the foundation for the future build out of consumer and commercial lending components. We believe nCino can be transformative in many ways for our retail and commercial lending areas, and will set us up well to compete in the ever-evolving digital marketplace. nCino is designed to enhance the digital client experience, enabling digital account opening and onboarding. It will also provide for greater efficiency internally, enabling us to build a scalable platform with automation and workflow efficiencies.

2019 also brought continued investment and development in our risk management area. Given the size and complexity of our organization, we have built, and expect to continue to build, our risk management and compliance areas to ensure we have strong and continuous process analysis, decision analysis and proactive management to identify and quantify opportunities and threats. We engage in these activities for the greater good of our company and all of our constituents.

Being a responsible corporate citizen has served our company well for over 130 years. In 2019, we increased our efforts around Corporate Responsibility and ESG. We focused on the following key areas: financial empowerment, education, diversity & inclusion, volunteerism, health & wellness, and green initiatives. We committed to increasing our use of minority-owned businesses as vendors and suppliers to our company. We also continued our commitment to the environment, first by moving into the second stage application for ISO 14001 Environmental Certification for our newest facility in Berwyn, and second by continuing to enhance our paperless initiatives, which included client eStatements, “e” newsletters and “e” internal and external communications whenever possible.

We also partnered with Philanthropi in 2019 to give our employees a 21st-century tool that assists them in saving and managing their personal philanthropic giving, further empowering them to make a difference to the organizations they care about and positively impacting the communities we serve. Working to be a responsible corporate citizen is never-ending and the Corporation is committed to evolving and expanding our programs to make a long-lasting difference.

As we look to 2020, we are facing significant macroeconomic challenges and strong headwinds. We continually work to prepare our company and employees to meet these challenges while serving the needs of our constituents, and expect 2020 to be a key year to leverage the talent and the technology in which we have already invested.

We continue to be confident in our business model, and believe that it will serve us well in the future. Thank you for your continued support of the Corporation and the Bank.

Very truly yours,

Britton H. Murdoch	Francis J. Leto
Chairman	President & CEO

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement of Bryn Mawr Bank Corporation (the “Corporation”). This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote.

GENERAL INFORMATION

Meeting:	Annual Meeting of Shareholders
Date:	Thursday, April 16, 2020
Time:	11:00 a.m., Eastern Time
Location:	Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA 19041
Record Date:	February 28, 2020
Stock Symbol:	BMTC
Exchange:	NASDAQ Global Select
Common Stock Outstanding as of the record date:	20,133,232
Registrar & Transfer Agent:	Computershare Trust Company, N.A.
Corporate Website:	www.bmt.com

2019 CORPORATION PERFORMANCE HIGHLIGHTS

$5.26 Billion in Assets, bolstered by 7.6% Loan Growth Over Prior Year	$20.8 million paid to Shareholders in Quarterly Dividends	$16.55 Billion in Assets Under Management

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● S-1

OVERVIEW OF VOTING MATTERS

Proposals	Board Recommendation
1: Election of Directors	FOR EACH
You are being asked to vote on the election of three Class II Directors. The Nominating and Corporate Governance Committee and the Board believe that these nominees possess the experience and qualifications to provide sound guidance and oversight to the Corporation’s management. Each director is elected by a majority of the votes cast for their position. Cumulative voting is not permitted.

2: Advisory vote to Approve Named Executive Officer Compensation (“Say-on Pay”)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers for 2019
3: Ratification of the Appointment of KPMG	FOR
You are being asked to ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2020

DIRECTOR NOMINEES

Additional details about each of the director nominees can be found beginning on page 5.

Name	Andrea F. Gilbert	Lynn B. McKee	F. Kevin Tylus
Age	66	64	65
Director Since	2004	2013	2017
Director Class	II	II	II
Term Expires	2024	2024	2024
2019 Committee Memberships	Audit, Management Development & Compensation, Nominating & Corporate Governance, Risk Management	Management Development & Compensation, Risk Management	Risk Management, Wealth

COMPENSATION HIGHLIGHTS

The Compensation Discussion and Analysis beginning on page 29 gives a more detailed description of the Corporation’s compensation policies which include the following highlights:

What we do:	What we don’t do:
☑ Pay for performance	☒ Gross up any compensation or change of control payments
☑ Impose significant executive stock ownership requirements	☒ Reprice stock options
☑ Require “double trigger” for change of control payments	☒ Grant RSUs that pay dividends/equivalents prior to vesting
☑ Hold say-on-pay vote annually	☒ Pay excessive perquisites
☑ Include a relative-to-peer TSR and ROAE metric for performance-based RSUs
☑ Utilize a compensation consultant independent of management

S-2 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

OUR COMPENSATION PHILOSOPHY

The objectives of the Corporation’s compensation philosophy are to reward sustained financial and operating performance and leadership excellence, align the executive’s long-term interest with those of our shareholders, and motivate executives to build their expertise and remain with the Corporation for long and productive careers. Our executive compensation program includes the following primary elements:

•Base salary;
•Short-term incentive compensation – Annual Incentive Awards;
•Long-term incentive compensation – restricted/performance stock units; and
•Retirement and other benefits.

2019 EXECUTIVE COMPENSATION SUMMARY

Named Executive Officer**	Salary Paid ($)	Annual Incentive Award Paid ($)	Restricted Stock Unit Award Granted* ($)	Retirement and other Benefits and Compensation ($)	Total Compensation ($)
Francis J. Leto	638,432	400,628	447,457	134,657	1,621,174
Michael W. Harrington	370,715	186,031	177,650	74,790	809,186
Liam M. Brickley	321,815	340,000	399,956	14,457	1,076,228
Jennifer D. Fox	339,392	188,183	529,961	75,618	1,133,154
F. Kevin Tylus	419,046	232,461	223,969	69,114	944,590

*	Amount reflects the Grant Date Fair Value, assuming achievement of target level of performance conditions
** This table does not reflect Alison Eichert's compensation, although she is considered a Named Executive Officer pursuant to SEC rules. Ms. Eichert participated in a Years of Service Incentive Program (“YOSI Program”) and retired on October 1, 2019. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Eichert Retirement” beginning at page 36 of this Proxy Statement.

CORPORATE GOVERNANCE HIGHLIGHTS
•All Directors attended at least 75% of the Board meetings and Committee meetings during 2019
•Code of Ethics for all Directors, Officers and Employees
•80% of Directors are independent
•40% of Directors are diverse
•Independent Chairman of the Board
•Active risk oversight by the Board and Committees
•Mandatory retirement age

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● S-3

PROXY STATEMENT

BRYN MAWR BANK CORPORATION
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396

Date of Distribution:
Notice and Access Card – on March 6, 2020
Previously Requested Full Set – on or about March 10, 2020

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s 2020 Annual Meeting of Shareholders to be held on Thursday, April 16, 2020, at 11:00 A.M. at Merion Cricket Club, 325 Montgomery Ave, Haverford, PA 19041, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of three Class II directors, a non-binding advisory vote on executive officer compensation (“Say-on-Pay Proposal”), and the ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2020, and such other business as may properly come before the meeting or any adjournment thereof. The proxies are authorized to transact such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on April 16, 2020

This Proxy Statement and the Corporation’s annual report to security holders on Form 10-K for the year ended December 31, 2019 are available at www.envisionreports.com/BMTC or by following the instructions on the Corporation’s Notice and Access card.

Notice and Access

We use the “Notice and Access” method of providing proxy materials to you via the Internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our Proxy Statement and annual report to shareholders on Form 10-K for the year ended December 31, 2019, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that was mailed to our shareholders on March 6, 2020, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also includes instructions on how to submit your proxy via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing the enclosed voting instruction form and returning it using the addressed, postage paid envelope included with the Notice and Access card. Alternatively, if you receive paper copies, many intermediaries direct their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 1

Record Date, Voting and Voting Procedures

Our Board fixed the close of business on February 28, 2020, as the record date for determining holders of record of our common stock entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting. A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of February 28, 2020, there were 20,133,232 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has submitted a valid proxy for the shares, whether by Internet, telephone or executed paper proxy card. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies unless those proxies have been revoked prior to use. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Majority of votes cast” means that the number of shares voted “FOR” a director position exceeds 50% of the total number of votes cast with respect to that position, with votes “cast” including all votes “FOR” and “AGAINST.” “Abstentions” and broker non-votes will not count in determining the number of votes required to elect a director, nor will they count in favor of or against a director’s election.

For the other proposals to be presented at the Annual Meeting, if a quorum is present, the Corporation’s Amended and Restated Bylaws (the “Bylaws”) require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes with respect to any such proposals are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation prior to the Annual Meeting date to our Corporate Secretary, Lori A. Goldman, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If you grant a proxy, the persons named as proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or with respect to any amendments or variations to the proposals described in this Proxy Statement.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiaries, including The Bryn Mawr Trust Company (which we refer to as the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding paper copies of our proxy materials to beneficial holders of our common stock held of record by such persons, and we will reimburse such persons for their expenses in doing so.

The term “Bryn Mawr Trust” in this Proxy Statement means collectively the Corporation and the Bank, or either of those institutions individually depending on the context.

2 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to our Board. The following directors have been nominated by our Board for election as a director to serve as follows:

Class II—Term to Expire in 2024:
Andrea F. Gilbert

Lynn B. McKee

F. Kevin Tylus

There are no family relationships between or among any directors or executive officers of the Corporation. Except as noted in the following director biographies, none of the Corporation's directors or executive officers serves as a director of (i) any company other than the Corporation that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940.

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies “FOR” the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. Each nominee has agreed to serve if elected. If any nominee becomes unavailable to serve before the Annual Meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee. Alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting.

For director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee. Proxies solicited by the Board will be voted FOR the nominees listed above unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 3

INFORMATION ABOUT OUR DIRECTORS

Board Skills & Qualifications

Our Board’s experience, skills, and qualifications align with our business as follows:

SKILLS & QUALIFICATIONS	NUMBER OF DIRECTORS
Diversity(1) Diverse gender, ethnicity or race.
Leadership & Management(2) Experience in management, operations and compensation matters.
Public Company Board Service(3) Experience as board member of a publicly-traded company and/or with corporate governance standards of a publicly-traded company.
Financial Services(4) Knowledge of the financial services industry, including lending and wealth management.
Financial & Accounting(5) Experience in financial accounting and reporting.
Legal/Regulatory & Risk Management(6) Familiarity with handling legal/regulatory matters or managing risks.

(1) Calderin, Gilbert, Holland, McKee.
(2) All.
(3) Leto, Murdoch, Tylus, Clement, McKee, Holland, May.
(4) Murdoch, Calderin, Clement, Leto, Tylus, Jenkins, May.
(5) Murdoch, Jenkins, Gilbert, Leto, Tylus.
(6) Leto, Tylus, Clement, May, Gilbert, Holland, Calderin.

Furthermore, each of our directors are of the highest ethical character, have personal and professional reputations consistent with our image and reputation, and have demonstrated integrity, strong work ethic, and a willingness to appropriately challenge management.

4 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Our Directors

The following sets forth certain information for each of our directors. Except as indicated below, each of the persons named has been employed in their present principal occupation for the past five years.

NOMINEES FOR DIRECTOR

If elected, the terms of the following Class II directors expire in 2024:

Andrea F. Gilbert – Director since 2004 – Age 66

Ms. Gilbert has been the President of Bryn Mawr Hospital since 2002. As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day-to-day operations, strategic planning, fund raising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million organization which employs approximately 2,000 people.
With more than 35 years in the health care management industry, Ms. Gilbert brings to the Board extensive background and experience in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

Lynn B. McKee – Director since 2013 – Age 64

Ms. McKee has been the Executive Vice President, Human Resources for ARAMARK (NYSE: ARMK), a global leader in food, facilities and uniform services, since 2004. She currently has Board level responsibilities for all human resources issues at ARAMARK, including compensation, benefits, talent management and labor and employee relations, and is the point person for all matters related to ARAMARK’s Executive Leadership Team. Since joining ARAMARK in 1980, Ms. McKee has served in a number of key positions at the corporate level, including Director of Employee Relations; Vice President Executive Development; and Compensation and Senior Vice President Human Resources, ARAMARK Global Food, Hospitality and Facility Services.
Ms. McKee brings to the Board extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels.
F. Kevin Tylus – Director since 2017 – Age 65

Mr. Tylus joined the Board of Directors of the Corporation and the Bank, and was appointed President of the Bank, following the mergers of Royal Bancshares of Pennsylvania, Inc., into the Corporation, and Royal Bank America into the Bank (the “Royal Acquisition”). Mr. Tylus served as President, Chief Executive Officer and director of Royal Bank America, a mid-Atlantic regional bank, from December 2012 through December 14, 2017. Prior to Royal, Mr. Tylus served as regional president of PNC’s central New Jersey region, and before that was at Yardville National Bank, a central New Jersey bank, where he was President from 2004 through 2007 and served on the Board of Directors from 1991 to 2007. During his time on the Board of Directors of Yardville National Bank, Mr. Tylus served as the Chairman of the Audit Committee and was deemed an audit committee financial expert. Mr. Tylus also has senior executive experience at two non-bank Fortune 100 financial services companies, Prudential HealthCare and Cigna, and he has been a consulting partner for Deloitte and its predecessor, Touche Ross. Mr. Tylus also has his MBA in Finance.
Mr. Tylus’ role as President of the Bank, his significant experience in the banking industry as an executive and a director, and his numerous progressively-responsible leadership positions in the financial services and insurance industries provide critical skills for the Board of Directors’ oversight of retail and commercial banking, lending, capital management, financial performance, operations, corporate governance, and strategic planning.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 5

CONTINUING DIRECTORS – CLASS III

The terms of the following directors expire in 2021:

Wendell F. Holland – Director since 1997 – Age 68

Mr. Holland has been a Partner at CFDS Group, LLC, a financial advisory firm to the public utility industry, since September 2013. From September 2008 to September 2013, he was a Partner with Saul Ewing LLP, and prior to that, he was Chairman & Commissioner of the Pennsylvania Public Utility Commission from September 2003 to June 2008. Mr. Holland also served as a Director of Aqua America, Inc. (NYSE: WTR), from August 2012 to May 2019.
Mr. Holland brings to the Board more than 30 years of national and international experience as a business and energy lawyer, and in the utility industry. Mr. Holland has been on our Board since 1997 and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.
Diego F. Calderin – Director since 2018 – Age 58

Mr. Calderin was elected to the Board of Directors in January 2018. Mr. Calderin was the original co-founder and Chief Technology Officer of Anexinet, which became an award winning Digital Systems Integration company. In 2014, Mr. Calderin and his partners sold Anexinet to a private equity company. He then co-founded and became Managing Partner of Banbury Systems, a data acquisition platform company which provides inventory tracking using highly advanced RFID readers with GPS and cellular transmission. Prior to Anexinet, Mr. Calderin was a software engineer with GE and consulted at Fortune 500 companies. Mr. Calderin previously served on the Board of Trustees for La Salle University and Haverford Trust Company, and as Board Chairman of CVIM, a philanthropic organization that provides healthcare services to the working poor of Chester County, PA.
Mr. Calderin's significant experience in the technology, wealth management and financial services industries brings to the Board critical skills in these key areas affecting our business.

6 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

CONTINUING DIRECTORS – CLASS IV

The terms of the following directors expire in 2022:

Francis J. Leto – Director since 2002 – Age 60

Mr. Leto has served as the Chief Executive Officer of the Corporation and the Bank from January 1, 2015 to present; as President of the Corporation from May 1, 2014 to present; and as a director of the Corporation and the Bank since 2002. Mr. Leto has also served as the Chairman and Trustee of our proprietary mutual fund, BMT Investment Funds, an SEC-registered investment company, since 2017. His past positions within the organization include: President of the Bank (May 1, 2014 to December 15, 2017); Chief Operating Officer of the Bank (May 1, 2014 to December 31, 2014); Executive Vice President and head of the Bank’s Wealth Management Division (January 2009 to April 2014); and General Counsel of the Bank (April 2012 to April 2014).
As the Corporation’s and the Bank’s Chief Executive Officer, and a director since 2002, Mr. Leto’s deep and comprehensive knowledge of the entire organization and its operations brings significant value to the Board. Mr. Leto’s background as a lawyer, his many years of experience with the organization and in real estate matters, corporate and business development, along with his service to several local foundations and non-profits, position him well to lead the Corporation and the Bank, and have allowed him to develop many relationships in the greater Philadelphia area which foster good relations between the Bank and the community in general.
Britton H. Murdoch – Director since 2006 – Age 62

Mr. Murdoch has served as Chairman of the Boards of Directors of the Corporation and the Bank since January 1, 2015, and previously served as lead independent director from 2009 through 2014. He has been the Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; a principal of Bala Properties West LLC, a car dealership real estate holding company, since July 2010; and is a Senior Adviser of Rittenhouse Ventures II, LP, a Philadelphia-based emerging-growth venture capital firm focused on software solutions for healthcare, financial services, and human resources. Mr. Murdoch was also a member of the Board of Trustees of Thomas Jefferson University from 2006 to 2016.
Mr. Murdoch’s experience from 1990 to 1996 as chief financial officer of Airgas, Inc., a former New York Stock Exchange publicly traded company, provides the Board with the perspective of someone with direct responsibility for financial and accounting issues, and significant experience in mergers and acquisitions. Mr. Murdoch also has depth in banking through his former experience as a director of Susquehanna Patriot Bank for eight years, and as a commercial lender and Vice President at the former Corestates Bank. Mr. Murdoch’s extensive experience in the financial services industry, mergers and acquisitions, and his finance and leadership skills make him a valuable asset to our Board.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 7

CONTINUING DIRECTORS – CLASS I

The terms of the following directors expire in 2023:

Michael J. Clement – Director since 2015 – Age 70

Mr. Clement is a partner with the law firm of Wisler, Pearlstine, Talone, Garrity, & Potash, LLP, where he has been practicing law for over 40 years. He has represented financial institutions in connection with complex commercial and real estate lending transactions, real estate acquisitions, land planning and approval for branch banks, joint ventures and participations, as well as in commercial litigation. Mr. Clement also represents land developers and business entities in connection with land development and lending transactions, and provides general legal services to these business entities and their officers, directors and managers. In addition to practicing law, Mr. Clement is a principal in a real estate development company and has participated in the development and management of housing projects, office buildings and general land development. Mr. Clement was a director of Continental Bank Holdings, Inc., and Continental Bank until the Corporation acquired those institutions in early 2015.

In addition to Mr. Clement’s legal skills in the real estate, business and finance realm, he brings to the Board significant insight in commercial real estate prospects in the communities served by the Bank.

Scott M. Jenkins – Director since 2006 – Age 65

Mr. Jenkins has been President of S. M. Jenkins & Co., a financial management and consulting firm, since 1991. He has also been a director and Chairman of the Board of The Philadelphia Contributionship since 2002, and a director of The Reinvestment Fund since 2000. Mr. Jenkins has his MBA in Finance and Accounting from the Wharton School.

Mr. Jenkins has over 25 years of experience as President of his own financial management and consulting firm, which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

A. John May, III – Director since 2015 – Age 64

Mr. May has been a partner in the commercial lending department of the law firm of Pepper Hamilton, LLP, since 1981. His practice is concentrated primarily in mergers and acquisitions, corporate/partnership governance, and corporate finance. His corporate finance practice encompasses public and private equity and debt offerings, including venture capital, mezzanine, traditional secured and unsecured financings, and municipal financings. Mr. May was a director of Continental Bank Holdings, Inc., and Continental Bank until the Corporation acquired those institutions in early 2015.

Mr. May's significant wealth acumen, experience as a trusted advisor, and business and financial legal skills make him an extremely valuable resource for our Board and the Corporation.

8 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of February 28, 2020 (except as otherwise indicated), for each of our directors, director nominees, named executive officers, and the persons known by us to be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares. Stock ownership information includes shares that the individual has the right to acquire within sixty days of February 28, 2020. Other than those persons listed below, the Corporation is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of our common stock as of February 28, 2020.

Name	Common Stock (2)		Percent of Outstanding Stock
Current Directors and Nominees(1)
Diego F. Calderin	2,680		*
Michael J. Clement	30,053		*
Andrea F. Gilbert	27,132		*
Wendell F. Holland	15,193		*
Scott M. Jenkins	15,191	(3)	*
A. John May, III	14,331		*
Lynn B. McKee	8,041		*
Britton H. Murdoch	30,169		*

Named Executive Officers(1)
Liam M. Brickley	1,556		*
Alison J. Eichert	33,958	(5)	*
Michael W. Harrington	12,656		*
Jennifer D. Fox	3,456		*
Francis J. Leto	53,689	(5)	*
F. Kevin Tylus	27,544		*
All Directors and Executive Officers as a Group(4)	278,854	(6)	1.39%

5% Owners
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,553,500	(7)	7.72%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Pkwy Short Hills, NJ 07078	1,692,011	(8)	8.40%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,093,554	(9)	5.43%
Champlain Investment Partners, LLC 180 Battery Street Burlington, VT 05401	1,094,710	(10)	5.44%

*	Less than one percent.

(1)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

(2)
All fractional shares have been rounded down to the nearest share. Additionally, certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 9

plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock, which is not included in the totals in the above table. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year.

Name	Phantom Stock Held
Michael J. Clement	6,873
Wendell F. Holland	2,405
Scott M. Jenkins	32,959
A. John May, III	3,846

(3)	Includes 1,000 shares owned by Mr. Jenkins' spouse.

(4)	Represents the holdings of 19 persons in the aggregate including all current directors and executive officers, and NEO Alison Eichert, who retired on October 1, 2019.

(5)	Includes shares held for such executive officer in our 401(k) Plan over which the executive officer holds sole investment power. The holdings were as follows as of February 28, 2020:

Name	401(k) Shares Held
Alison J. Eichert	10,245
Francis J. Leto	964

(6)	Includes 11,209 shares held in the 401(k) Plan determined as of February 28, 2020.

(7)
Share total as reported on Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on February 5, 2020. The Schedule 13G/A reports that, as of December 31, 2019, BlackRock had sole voting power over 1,508,641 shares, and sole dispositive power over 1,553,500 shares of our common stock. BlackRock is the beneficial owner of these holdings in its capacity as a parent holding company or control person.

(8)
Share total as reported on Schedule 13G filed by Franklin Mutual Advisers, LLC (“FMA”) on February 3, 2020. The Schedule 13G reports that, as of December 31, 2019, FMA had sole power to vote or direct the vote over 1,562,372 shares, and sole power to dispose or direct the disposition over 1,692,011 shares of our common stock. FMA is the beneficial owner of these shares in its capacity as an investment adviser.

(9)
Share total as reported on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. The Schedule 13G reports that, as of December 31, 2019, Dimensional had sole voting power over 1,018,681 shares, and sole dispositive power over 1,093,554 shares of our common stock. Dimensional is the beneficial owner of these shares in its capacity as an investment adviser.

(10)
Share total as reported on Schedule 13G filed by Champlain Investment Partners, LLC (“Champlain”) on February 13, 2020. The schedule 13G reports that, as of December 31, 2019, Champlain has sole voting power over 813,185 shares, and sole dispositive power over 1,094,710 shares of our common stock. Champlain is the beneficial owner of these shares in its capacity as an investment adviser.

10 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Below is certain information with respect to the non-director executive officers of the Corporation and Bank as of February 28, 2020. See “NOMINEES FOR DIRECTOR” and “CONTINUING DIRECTORS – CLASS IV” at pages 5 and 7, respectively, for biographical information regarding Mr. Leto and Mr. Tylus, who are both executive officers and directors.

Adam Bonanno, 42, Chief Technology Officer of the Corporation and the Bank, Senior Vice President of the Bank. Mr. Bonanno joined Bryn Mawr Trust in January 2019, bringing 19 years of experience across various aspects of IT management including software development, systems integration, cybersecurity, governance, data sciences, and predictive analytics. Prior to joining Bryn Mawr Trust, Mr. Bonanno served as Chief Data Officer for BB&T Bank, where he managed enterprise data governance, engineering, architecture, operations, and analytics from 2016 to December 2018. Mr. Bonanno also served as Senior Vice President of Innovation & Optimization at BB&T. Prior to BB&T, from 2012 to 2015, Mr. Bonanno served as the Chief Information Officer, Chief Technology Officer & Senior Vice President of Susquehanna Bancshares, Inc., where he directed long-term strategy and daily technology and facility management operations for all of Susquehanna’s subsidiaries. Mr. Bonanno’s experience extends beyond the banking industry, as he also spent over ten years in the aerospace and defense industry. From 2010-2012 he was at Vencore (now Perspecta), where he served as Chief Information Security Officer & Cyber Business Development Executive, and from 2000-2010, he was at Lockheed Martin, where he held various systems architecture and information security leadership roles.

Liam M. Brickley, 61, Senior Vice President and Chief Credit Officer of the Bank. Mr. Brickley joined Bryn Mawr Trust in January 2019. Prior to joining Bryn Mawr Trust, Mr. Brickley held the position of Senior Vice President and Regional Credit Executive of Key Bank, N.A., from 2016 to 2019. From 2012 to 2016, Mr. Brickley was the Chief Credit Officer for First Niagara Bank, N.A.. Mr. Brickley also held a number of positions in commercial banking at Citizens Bank, N.A. from 1992 to 2012, including Chief Credit Officer for wholesale banking. Mr. Brickley’s more than 35 years of experience in the banking industry lends valuable expertise in commercial and industrial credit, asset-based lending, commercial real estate, and risk management to Bryn Mawr Trust.

Jennifer D. Fox, 49, Executive Vice President of the Bank and President of the Wealth Management Division. Ms. Fox joined the Bank in December 2017, and has more than 25 years of experience in a variety of areas, including wealth management, law, and accounting, with an emphasis in working with and leading teams focused on developing and delivering financial solutions for high net worth individuals, families, and institutions. Ms. Fox also serves as the President and Principal Executive Officer of our proprietary mutual fund, BMT Investment Funds, an SEC-registered investment company, and the President of BMT Investment Advisers, an SEC registered investment adviser. Prior to joining Bryn Mawr Trust, Ms. Fox was at PNC Asset Management Group since 2011, where she most recently served as Executive Vice President and Chief Wealth Strategist.

Lori A. Goldman, 39, General Counsel, Corporate Secretary of the Corporation and the Bank, Senior Vice President of the Bank. Ms. Goldman has been with Bryn Mawr Trust since April 2015. In addition to serving as General Counsel and Corporate Secretary of the Corporation and the Bank, and Senior Vice President of the Bank, Ms. Goldman also serves as the Secretary for our proprietary mutual fund, BMT Investment Funds, which is an SEC-registered investment company. From April 2007 to April 2015, Ms. Goldman was a corporate attorney at Stradley Ronon Stevens & Young, LLP, serving as external counsel to a variety of public and private companies and banks, including the Corporation and the Bank, with a focus on mergers and acquisitions, securities, and corporate governance. Ms. Goldman started her career as a corporate attorney at Kaye Scholer, LLP in New York.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 11

Michael W. Harrington, 56, Chief Financial Officer of the Corporation and the Bank, and Executive Vice President of the Bank. Mr. Harrington has been an Executive Vice President of the Bank, and the Chief Financial Officer and Treasurer of the Corporation and Bank, since September 2015. From 2017 to January 2019, he also served as Treasurer and Principal Financial Officer of our proprietary mutual fund, BMT Investment Funds, which is an SEC-registered investment company. Mr. Harrington joined the Bank from Susquehanna Bancshares, Inc., a mid-Atlantic regional bank, where he served as Chief Financial Officer of the holding company from January 2014 through September 2015; Chief Financial Officer and Treasurer of the bank from January 2013 through September 2015; and Executive Vice President and Treasurer of the holding company from June 2012 through September 2015. Prior to Susquehanna, Mr. Harrington was at First Niagara Financial Group, a multi-state community-oriented bank, where he served as Treasurer and Chief Investment Officer from April 2011 through June 2012, and Chief Financial Officer from December 2006 through April 2011.

Patrick M. Killeen, 51, Executive Vice President and Chief Risk Officer of the Bank, Chief Risk Officer and Vice President of the Corporation. Mr. Killeen joined Bryn Mawr Trust in June 2017 as Senior Vice President and Chief Risk Officer, and in February 2018, was promoted to Executive Vice President of the Bank, and Chief Risk Officer and Vice President of the Corporation. He has over 27 years of experience in risk management, audit, and operations, with specific emphases in governance, enterprise risk management, stress testing, operational risk assessment, compliance, and regulatory roles at banks and financial services businesses. Prior to joining Bryn Mawr Trust, Mr. Killeen served as Director of Enterprise Risk Management at Bank OZK from December 2015 through June 2017, and served in several roles at Susquehanna Bancshares, Inc. from March 2013 to November 2015, including Head of Enterprise Risk Management Operations. Prior to Susquehanna, Mr. Killeen was employed by First Niagara Bank, N.A., where he served first as Director of Risk Management and subsequently as Audit Director. Mr. Killeen earned his Bachelor of Science degree in Business Administration from Drexel University and is a Certified Internal Auditor, Certified Information Systems Auditor, and Certified Financial Services Auditor. He is also certified in Risk Management Assurance and Control Self-Assessment.

Michael T. LaPlante, 48, Chief Accounting Officer and Controller of the Corporation and the Bank, Senior Vice President of the Bank. Mr. LaPlante joined Bryn Mawr Trust in July 2017. From 2015 to July 2017, he served as Senior Vice President and Chief Accounting Officer at The Bank of Princeton. Prior to The Bank of Princeton, Mr. LaPlante was at Deloitte LLP, where he served as a Senior Manager in the firm’s National Financial Institutions Advisory Practice from 2013 through 2015. Mr. LaPlante additionally served as Senior Vice President, Chief Accounting Officer and Corporate Controller for First National Bank of Chester County from 2009 through 2012.

Linda A. Sanchez, 49, Chief Human Resources Officer, Senior Vice President and Assistant Secretary of the Corporation and the Bank. Ms. Sanchez joined BMT in March 2019 as Senior Vice President and Chief Human Resources Officer. She is responsible for Human Resources including leadership development; employee training and engagement; inclusion and diversity; organizational development, culture, and change management; compensation and benefits; and leadership and oversight for talent acquisition. She is also responsible for marketing, corporate communications and strategic planning. She developed a great depth of experience in the Human Resources arena, particularly with large financial services firms including over seven years as the Executive Vice President of Human Resources and Chief Administrative Officer of Berkadia Commercial Mortgage, LLC (from 2009 to 2017), and over fourteen years in similar positions at Capmark Financial Group and its predecessor GMAC Commercial Mortgage. Additionally, Ms. Sanchez is entrepreneurial by nature, and has launched and sold a successful small business (beginning in 2017 through 2018). Ms. Sanchez holds a Bachelor of Science degree in Human Development and Family Studies from Pennsylvania State University, as well as a certificate from Harvard Business School for successful completion of their Leadership Direct Program. She holds a SHRM-SCP designation (Society for Human Resource Management – Senior Certified Professional), participates in the Southeastern Pennsylvania SHRM chapter, is a member of PSPS (Pennsylvania Society of People and Strategy), and is a founding member of the CHRO Alliance (Chief Human Resources Officer Alliance).

12 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

Introduction

All of our directors serve as directors of our subsidiary, The Bryn Mawr Trust Company, and serve on the same applicable committees of each organization.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available through our website at www.bmt.com by clicking “About BMT,” “Investor Relations,” and then following through to the “Corporate Profile” page and clicking on “Governance Documents” under “Corporate Overview.” The direct web address is: http://www.snl.com/IRW/govdocs/100154.

Amendments and waivers for executive officers and directors under the Code of Ethics will be disclosed on our website. Printed copies of the Code of Ethics are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Director Independence

The Board has determined that all of its members during 2019, except for Francis J. Leto and F. Kevin Tylus, were independent and met the independence requirements of the Nasdaq Stock Market (“Nasdaq”), including the independence requirements for any committee on which such director served. In determining the directors' independence during 2019, other than for Messrs. Leto and Tylus, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated. Considerations included loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, overdrafts on deposit accounts (if any), payments made to companies with which they are associated (if any), contributions the Corporation made to non-profit organizations with whom the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading “TRANSACTIONS WITH RELATED PERSONS” at page 56. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Governance

The Board regularly reviews and assesses its composition, class and leadership structure through its robust governance and self-evaluation process. Additionally, there is significant focus on Board diversity to ensure that our directors possess the right mix of skills, background and experiences to provide effective oversight of and alignment with our strategic vision, business and operations. Further, the Board actively engages in succession planning in order to ensure appropriate board refreshment. The Board and Nominating and Corporate Governance Committee regularly review corporate governance “best practices”, and are committed to maintaining a governance structure that they believe is in the best interests of the Corporation and its shareholders.

Corporate governance highlights include:

•	Independent Chairman of the Board

•	80% independent directors

•	50% of the Board with tenure of 7 years or less

•	40% diverse directors

•	Mandatory retirement age

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 13

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer (“CEO”) of the Corporation and the Bank are separate. Britton H. Murdoch is the Chairman of the Board of Directors, and Francis J. Leto is the CEO. The CEO is responsible for setting the strategic direction, day-to-day leadership and performance for the Corporation and the Bank, while the Chairman maintains frequent contact with and provides guidance to the CEO; sets the agenda for and presides over Board meetings; acts as a liaison between management and non-management directors; and facilitates teamwork and communication between non-management directors and management. The Board believes maintaining separate Chairman and CEO positions enhances its ability to provide strong, independent oversight of the Corporation’s and the Bank’s management and affairs. In addition, maintaining separate positions of Chairman of the Board and CEO allows the CEO to better focus his efforts on strengthening our franchise and increasing shareholder value.

CEO & Management Succession Planning

The Management Development & Compensation Committee (“Compensation Committee”) plays a pivotal role in managing and developing the Corporation's NEOs and certain other key executives. At least annually, the Compensation Committee works with the full Board of Directors to formally assess the CEO’s performance, and with the CEO to formally assess performance of all other executive officers. The Compensation Committee is also instrumental in evaluating potential executive candidates and overseeing development of executive succession plans. In 2019, management and the Compensation Committee continued significant succession planning and infrastructure development. This effort spanned multiple layers of the organization.

Hedging & Pledging Policies

The Corporation strongly discourages all directors and executive officers from hedging or pledging our securities. Pursuant to our Insider Trading Policy, any director or executive officer seeking to hedge or pledge our securities must obtain pre-approval for the transaction from the Compliance Officer. In 2019, no directors or executive officers hedged or pledged the Corporation’s securities.

Risk Oversight

Bryn Mawr Trust engages in business activities and assumes related risks just as our financial services peers do. Material risks regularly reported to and monitored by the Board of Directors include credit, compliance, operational, cyber security, liquidity, market, reputational, and strategic risks. Our risk management activities focus on ensuring proper identification, measurement, and management of such risks across the enterprise to facilitate maintenance of safe and sound operations and financial condition. We promote a culture of compliance with laws and regulations. Our risk management goals are supportive of maximizing shareholder return and preserving shareholder value. Certain material risks are defined and discussed in greater detail in the remainder of this section.

The Board of Directors serves in an oversight capacity to ensure management effectively understands and manages risk to maximize value to its shareholders. The Board approves the company's risk appetite, makes appropriate inquiries regarding management’s risk practices, reviews the portfolio of risks by comparing the actual risks to the risk appetite, stays informed of significant current and emerging risks, and determines whether management is responding appropriately to risks incurred. The Board challenges management and ensures accountability.

The Board of Directors believes establishing an appropriate “tone at the top” and maintaining honest and transparent communication between management and the Board are essential to maintaining effective risk management and oversight over the organization. Our CEO meets regularly with executive officers to discuss strategy and risks facing the Corporation and the Bank. Executive management attends all Board meetings, as well as the Executive and Risk Management Committee meetings, and is available to address any questions or concerns raised by the Board regarding material risks and associated risk management practices. Each member of the Board of Directors receives regular presentations from executives and key members of senior management (including the Information Security Officer, Consumer Compliance Officer, Bank Secrecy Act Officer, Director of Facilities and Physical Security Officer) on strategic matters, key challenges, and risks and opportunities for the Corporation and the Bank, either as part of the full Board or the various Board committees. Additionally,

14 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

the Board and executive management engage in strategic planning at an annual Board retreat, which provides a forum for the focus on long-term goals and challenges faced by the organization.

The full Board, as well as the Board Committees, play an active role in overseeing management of the Corporation's risks. See “OUR BOARD OF DIRECTORS AND BOARD COMMITTEES – Information about Committees of our Board of Directors” beginning on page 21 of this Proxy Statement for more information on responsibilities of each of the committees. Below is a chart depicting how each committee assists the Board in its risk oversight responsibilities.

Committee	How the Committee Assists the Board in its Risk Oversight Responsibilities
Audit Committee
Responsible for assessing and overseeing areas of financial reporting, internal controls and compliance with accounting regulatory requirements. In accordance with Nasdaq requirements, the Audit Committee discusses policies with respect to risk assessment and risk management with the Board. Reports addressing these responsibilities are regularly provided by management to the Audit Committee.

Management Development & Compensation Committee	Responsible for risks related to compensation policies and incentive programs.
Nominating & Corporate Governance Committee	Responsible for risks associated with Board organization and membership, succession planning, and corporate governance.
Risk Management Committee
Responsible for management of risks related to the Bank’s credit portfolio, asset and liability management, investment portfolio, information security, consumer compliance requirements, insurance coverage, and associated risks.

IT Steering Committee
Responsible for overseeing information technology and cyber security risks that the Bank faces on a regular basis, and ensuring the Bank maintains a sufficient IT infrastructure to appropriately address these risks.

Wealth Committee	Responsible for management of risks associated with the Wealth Management Division's fiduciary, investment, custodial, and brokerage activities.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 15

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board in writing by mailing the communication, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2019 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have traditionally held scheduled executive sessions on a regular basis, at least twice a year, and will continue this practice in 2020. In 2019, executive sessions were held at the conclusion of each meeting of the Board of Directors.

Director Retirement Guideline

The Board has adopted, at the recommendation of the Nominating and Corporate Governance Committee, a governance guideline that requires a director to retire from the Board on the eve of the annual meeting in the calendar year following the year in which the director turns seventy (70) years of age. The Board has decided to waive this guideline for director Michael J. Clement, who turned seventy (70) in 2019.

16 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Nominations & Qualifications for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources, including current directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, the committee reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing Bryn Mawr Trust's interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications. The committee may check references and obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Following vetting by the committee, candidates may then meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominates (or selects to fill a vacancy with) the prospective candidate.

In evaluating candidates for nominees for director, the committee considers:

•	our need for particular talents and experience;

•	the candidate’s ability to meet the independence standards under the Nasdaq rules; and

•
the requirement that our Audit Committee meet the experience requirements of the Nasdaq rules and that at least one of our Audit Committee members qualifies as a financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, the Committee believes members of the Board should:

•	be of the highest ethical character;

•	share our values;

•	have personal and professional reputations consistent with our image and our reputation;

•	be active in, or former leaders of, organizations;

•	possess knowledge in the fields of financial services and wealth management;

•	have an understanding of the Bank’s marketplace;

•	have relevant expertise and experience which will be useful in offering advice and guidance to the CEO; and

•	be independent of any particular constituency.

Director nominees must also be willing to commit the necessary time to Board activities, enhance their knowledge of the financial services industry, and assume broad fiduciary responsibility. They should be committed to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 17

Shareholder Nominations for Director

The Nominating and Corporate Governance Committee will consider written proposals for nominees recommended by shareholders, and will use a process similar to that described in “CORPORATE GOVERNANCE – Nominations & Qualifications for Directors” on page 17, provided that the shareholder complies with the procedures set forth in this section. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396 and must include the following information:

•	name and address of the shareholder nominating a candidate, as they appear on our books;

•	number of our shares beneficially owned by the shareholder and, if the shares are held in street name, the name of the brokerage firm holding the shares;

•	name, age, business address and residence address of each proposed nominee;

•	principal occupation or employment of the proposed nominee;

•	number of shares of our stock beneficially owned by the proposed nominee, if any;

•	a description of all arrangements or understandings between the shareholder and each proposed nominee, and any other persons, pursuant to which the shareholder is making the nomination; and

•
any other information required to be disclosed in solicitation of proxies for election of directors, or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. See “SHAREHOLDER PROPOSALS FOR 2021” at page 60 for more information regarding deadlines for shareholder proposals.

Environmental, Social and Governance Highlights

As part of its focus on environmental, social and governance (“ESG”) matters, the Bank maintains a Corporate Responsibility Committee whose mission is to positively impact the communities in which we live and work by focusing on certain core initiatives including Financial Empowerment; Education; Diversity and Inclusion; Volunteerism; Health and Wellness and Environmental Sustainability.

Below are some of our significant ESG initiatives and events:

•
Neighborhood Opportunity Program - This program provides primary home loans to individuals with low- and moderate-income, or to individuals looking to purchase or repair a primary residence located in a low- or moderate-income census tract. In 2019, the Bank lent over $34 million under the Neighborhood Opportunity Program.

•
Fresh Start Checking Program - Through this program, we work with individuals to help rehabilitate their past bank deposit account charge-off record, which provides them with the opportunity to access mainstream financial services;

•	First Front Door Program - The Bank participates in the First Front Door Program for qualified first-time homebuyer, which provides grants towards down-payments and/or closing cost assistance.

•
Launch of Philanthropi - We have partnered with Philanthropi, the first impact-driven giving platform that provides both individual and aggregated views across all acts of philanthropy, encouraging and supporting the next generation of socially responsible philanthropists.

•	Financial Literacy - We promote financial literacy through a number of educational programs, including:

◦	Our first time homebuyer seminars, which help to enhance the joy and responsibility of homeownership;

◦	Our educational partnerships with community centers that teach graduating youth about personal finance and banking; and

18 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

◦	Our tax savings and educational programs with community organizations such as Congreso, CEIBA and PathWays.

•	Supporting education - We have supported various educational institutions through EITC, EIO, BLOC grants, and Pre-K Scholarships for over $1.5 million in 2019.

•	Supporting Non-Profits - We contributed over $600,000 in 2019 to community organizations and charities through sponsorships and contributions to 501(c)(3) programs.

•
Continuing Professional Education - We host a Breakfast Seminar Series through the Bank’s Wealth Management division which provides CPE and CLE credits on a variety of topics for legal and accounting professionals.

•
Volunteerism and Volunteer Time Off - We promote volunteerism in our communities by providing paid-time-off for up to 8 volunteer hours per year, and formally partner with and source volunteers for numerous community groups and non-profits.

•	Green Initiatives - We are driven to lessen harm to our environment by consuming natural resources in a more intelligent and sustainable manner. For example:

◦	We reduce the amount of paper and other waste we create each month by emphasizing client use of eStatements and by making our Board meetings paperless;

◦	We replaced disposal products with reusable options in our guest and staff areas;

◦	We reduce our consumption of electricity through the use of motion-activated lighting in our offices; and

◦	We indirectly reduce auto emissions impacting our environment by testing remote work options and encouraging alternative modes of employee travel, such as carpooling and public transit options.

Diversity & Inclusion

The Corporation and the Board strongly believe diversity is critical to the Corporation’s success and creating long-term value for our shareholders. The Board and Executive Management have adopted diversity and inclusion as a key focus of the Corporation’s overall strategic plan.

With respect to the Board, it is acknowledged that a Board consisting of individuals with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees, and the community we serve. While not specific to a particular policy, the Board prioritizes diversity in gender, ethnic background, and professional experience when considering candidates for director as part of its commitment to diversity. At present, 40% of our Board is diverse from a gender, race or ethnic perspective. For additional information regarding the composition of our current Board, including diversity, see “INFORMATION ABOUT OUR DIRECTORS – Board Skills & Qualifications” at page 4.

In addition, the Corporation is committed to a culture of inclusiveness, equality and diversity at all levels of the organization’s workforce, The Corporation aims to maintain a workplace that presents a respectful, productive environment for everyone and enables individuals to achieve their full potential. Engaging a diverse workforce is sought by creating a culture of inclusion where similarities, differences, complexities and constructive dialogue are valued. Beginning in February of 2020, the Corporation rolled out diversity and inclusion training, including implicit bias training for all people managers enterprise-wide. As of December 31, 2019, more than 30% of our executive officers, and more than 37% of our senior management team, were diverse from a gender, race or ethnic perspective.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 19

Shareholder Engagement

The Company values shareholder opinion and the Compensation Committee strives to align executive compensation with the long-term interests of the Corporation and its shareholders. Throughout the year, executive management and investor relations communicate with shareholders through a variety of routine forums, including earnings presentations, SEC filings, the annual report and Proxy Statement, the annual shareholder meeting, and investor meetings and calls. They relay shareholder feedback and trends concerning corporate governance practices to our Board and its Committees and, where appropriate, work with them to enhance our practices and improve our disclosures.

20 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors may consist of no fewer than eight nor more than twelve directors, as fixed from time to time by the Board. As provided in our bylaws, our Board is divided into four classes of directors, with each class being as nearly equal in number as possible. The Corporation and the Bank have the same Board members. Our Board is currently comprised of ten (10) directors, with three (3) members in Class I, three (3) members in Class II, two (2) members in Class III, and two (2) members in Class IV.

Under our bylaws, persons selected by the Board to fill a vacancy serve as directors for a term to be approved by the Corporation’s shareholders at the next annual meeting. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four-year term. Directors remain in their positions until their successors are elected and take office.

In 2019, our Board of Directors met 9 times. Each director attended at least 75% of the Board meetings and the committee meetings that were held by the committees on which he or she served during 2019.

Information about Committees of our Board of Directors

The Corporation’s Board has seven standing committees. They are the Executive, Risk Management, Audit, Management Development and Compensation, Nominating and Corporate Governance, IT Steering, and Wealth Management Committees. The Corporation and the Bank have the same committees with the same members for each committee.

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board, and to approve certain of the Bank’s loans to customers. The Executive Committee exercises the authority and powers of the Board between meetings of the full Board. During 2019, the Executive Committee held four (4) meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee is also responsible for reviewing and approving our corporate governance guidelines, Code of Ethics, and related internal policies and procedures. The committee has a charter which is available through our website at www.bmt.com by clicking “About BMT,” “Investor Relations,” and then following through to the “Corporate Profile” page and clicking on “Governance Documents” under “Corporate Overview.” The direct web address is: http://www.snl.com/IRW/govdocs/100154. Each member of the committee is independent as defined by Nasdaq rules. During 2019, the Nominating and Corporate Governance Committee held four (4) meetings.

Risk Management Committee

The Board of Directors has delegated certain enterprise risk management responsibilities to the Risk Management Committee to assist the Board in its oversight of the Corporation. The Risk Management Committee reviews and oversees management’s activities related to the enterprise-wide risk management framework. The Risk Management Committee reviews and approves the Risk Management Committee Charter, Enterprise Risk Management Policy, and the Corporation's Risk Appetite Statement on an annual basis. The Risk Management Committee evaluates and reports to the Board of Directors on material business risks posed to the Corporation including, but not limited to, those cited within the Risk Oversight Section. The Risk Committee is informed of the Corporation's risk profile through: reviews of key risk indicators; evaluations of loan quality; reviews of commercial real estate concentrations; assessments of interest rate, liquidity, and market risks; reviews of information security presentations; and evaluation of reports focusing on regulatory and consumer compliance risk, and risks associated with the Bank Secrecy Act, anti-money laundering requirements, and compliance requirements of the Office of Foreign Assets Control (“OFAC”). The Risk Management Committee generally meets between or following meetings of the full Board. During 2019, the Risk Management Committee held five (5) meetings.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 21

IT Steering Committee

The IT Steering Committee oversees major Information Technology (“IT”) and cyber security related strategies, projects and technology decisions; monitors whether the Bank’s IT programs effectively support the Corporation’s business objectives and strategies; works with senior IT management; and informs the Board on major IT related issues and ongoing projects. During 2019, the committee held four (4) meetings.

Wealth Committee

The Wealth Committee meets at least quarterly and has general oversight over the organization’s wealth management function overall and the Bank’s investments. The committee held four (4) meetings during 2019.

Audit Committee

The Audit Committee meets at least quarterly and has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. The committee also meets with the Chief Financial Officer and Chief Accounting Officer to review accounting and regulatory compliance issues. The Audit Committee has a charter which is available through our website at www.bmt.com by clicking “About BMT,” “Investor Relations,” and then following through to the “Corporate Profile” page and clicking on “Governance Documents” under “Corporate Overview.” The direct web address is: http://www.snl.com/IRW/govdocs/100154. The Audit Committee held six (6) meetings in 2019.

Each member of the committee is independent and financially literate as those terms are defined by Nasdaq rules for Audit Committee members and the SEC. Our Board has determined that both Scott M. Jenkins and Britton H. Murdoch are also financial experts as defined by the regulations of the SEC.

Management Development & Compensation Committee

The Management Development & Compensation Committee (the “Compensation Committee”) is responsible for administering our executive and Board compensation practices, and for providing direction as to the development and succession for the organization’s leaders. Each member of the committee is independent as defined by Nasdaq rules for Compensation Committee members. The Compensation Committee has a charter which is available through our website at www.bmt.com by clicking “About BMT,” “Investor Relations,” and then following through to the “Corporate Profile” page and clicking on “Governance Documents” under “Corporate Overview.” The direct web address is: http://www.snl.com/IRW/govdocs/100154. During 2019, the Compensation Committee held five (5) meetings.

The Compensation Committee determines the compensation for our executive officers, including our named executive officers. The Compensation Committee is also responsible for setting and administering the policies for our equity incentive programs and other executive compensation, and, among other things:

•
annually reviewing and approving corporate goals and objectives for the CEO's compensation; evaluating the CEO’s performance; and determining and approving the compensation and benefits to be paid to the CEO;

•
annually reviewing and discussing with the CEO the performance of all other executive officers; evaluating their performance; and determining and approving the compensation and benefits to be paid to them;

•	reviewing and recommending to the full Board the compensation for non-employee directors;

•	administering equity incentive award programs and approving the awards to be granted to executives under those programs; and

•	reviewing and providing, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

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Unless subject to an established schedule in accordance with past practice, the Compensation Committee will generally only grant equity incentive awards during a period when trading in the Corporation's common stock is open (not blacked-out) to our executive officers and directors under our Insider Trading Policy. Under our current policies, that period generally begins following the second trading day after quarterly earnings are released and ends approximately fifteen days prior to the close of the next fiscal quarter. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee is authorized to hire third-party consultants for compensation matters and review and approve any third-party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “COMPENSATION DISCUSSION AND ANALYSIS – Benchmarking Data and Use of Compensation Consultants” on page 36 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2019 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

Committee Membership

The following table sets forth the committee membership of each director during the 2019 Board Cycle, which began in April 2019. Committee membership terms generally span the period between annual meetings, and membership is re-assessed annually.

Director	Executive Committee	Risk Management Committee	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee	IT Steering Committee	Wealth Committee
Calderin†		X				X*	X
Clement†		X*		X			X
Gilbert†		X	X	X	X
Holland†	X		X		X*	X
Jenkins†	X		X*		X	X
Leto	X	X				X	X
May†	X				X	X	X*
McKee†		X		X*
Murdoch†	X*		X			X	X
Tylus		X					X

*	Denotes Committee Chair.

†	Designates that such director meets the independence requirements of Nasdaq, including the independence requirements for any committee on which such director served.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 23

EQUITY COMPENSATION PLAN INFORMATION

Below is information regarding shares authorized under our equity compensation plans as of December 31, 2019.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights		B. Weighted- average exercise price of outstanding options(3)	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(4)
Equity compensation plans approved by shareholders	251,737	(1)	—	373,314
Equity compensation plans not approved by shareholders	901	(2)	$19.33	—
Total	252,638		$19.33	373,314

(1)
Includes shares of our common stock that may be issued upon the exercise of awards granted or rights accrued (including time- and performance-based restricted stock units) under the 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation” and “EXECUTIVE COMPENSATION – Equity Based Compensation” beginning at pages 34 and 44, respectively.

(2)
Includes 901 shares of common stock underlying options outstanding under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Continental Plan”), which were assumed by the Corporation in connection with the acquisition of Continental Bank Holdings, Inc.

(3)	Calculation does not include restricted stock units (time- or performance-based) for which, by definition, there exists no exercise price.

(4)
299,242 shares remained available for issuance under the 2010 LTIP, and 74,472 shares remained available for issuance under the Retainer Plan as of December 31, 2019. See “DIRECTOR COMPENSATION – Directors’ Fees” and “EXECUTIVE COMPENSATION – Equity Based Compensation” at pages 26 and 44, respectively, for additional information regarding these plans.

24 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2019.

Name(1)	Fees Earned or Paid in Cash(6) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Diego F. Calderin	41,500	35,021	905	77,426
Michael J. Clement(4) (5)	48,000	35,021	1,819	84,840
Andrea F. Gilbert	41,500	35,021	1,819	78,340
Wendell F. Holland	46,750	35,021	1,819	83,590
Scott M. Jenkins(4) (5)	55,750	35,021	1,819	92,590
A. John May, III(4)	45,750	35,021	1,819	82,590
Lynn B. McKee	37,750	35,021	1,819	74,590
Britton H. Murdoch(5)	86,500	45,029	2,607	134,136

(1)
Neither Francis J. Leto nor F. Kevin Tylus is included in this table as they were employees of the Corporation and the Bank in 2019 and thus received no additional compensation for their services as directors. Compensation information for Messrs. Leto and Tylus can be found in “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” beginning at pages 29 and 42, respectively.

(2)
The dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718 of (i) 338 shares of common stock granted to each of the directors as part of their annual retainer issued at the market price of $36.88, as of the closing price on April 26, 2019, (ii) 950 performance- and time-based restricted stock units (“RSUs”) granted to Mr. Murdoch as part of his Board and Chairman compensation during 2019, and (iii) 658 RSUs granted to all other non-employee directors as part of their Board compensation during 2019. We do not issue fractional shares, but instead issue cash in lieu of fractional shares. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation” at page 34 for more information regarding the RSUs.

(3)
Includes the dividends that accrued during 2019 on both performance- and time-based RSUs granted in August 2016, August 2017, August 2018 and May 2019, as well as cash paid in lieu of fractional shares for the Directors’ retainers described in Note (2) above.

(4)	Each of these directors elected to defer all or a portion of his fees and stock awards through our Deferred Payment Plans for Directors.

(5)
Messrs. Clement, Jenkins and Murdoch served during 2019 as directors for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and each were paid a fee of $1,000 per meeting for their attendance at that entity’s board meetings in 2019.

(6)	Includes cash paid to Board members for (i) annual cash retainer, (ii) attendance at Board and Committee meetings, and (iii) Committee Chair fees.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 25

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2019:

Director	Number of Unvested Shares and Units Underlying Stock Awards
Diego F. Calderin	1,175
Michael J. Clement	1,660
Andrea F. Gilbert	1,660
Wendell F. Holland	1,660
Scott M. Jenkins	1,660
A. John May, III	1,660
Lynn B. McKee	1,660
Britton H. Murdoch	2,393

Directors’ Fees

The Compensation Committee annually reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation.

Our non-employee directors receive an annual retainer in the form of shares of the Corporation’s common stock with a value of $12,500 and $10,000 cash. The annual stock retainer is payable at the Board’s organizational meeting, which is generally held in April of each year, at the market value of the stock on the day prior to the day of payment. This stock is issued under the Bryn Mawr Bank Corporation Retainer Stock Plan for Outside Directors (the “Retainer Plan”), which was approved by the Corporation’s shareholders with an effective date of January 1, 2012. The purpose of the Retainer Plan is to provide competitive compensation for board service and strengthen the commonality of interests between directors and shareholders by allowing the Corporation to pay all or a portion of each outside director’s compensation for services as a director in the form of BMBC common stock. Each director is required to own the equivalent of $100,000 in shares of our common stock by the end of his/her first term, which further aligns the directors’ interests with those of our shareholders.

In addition to the annual retainer, each non-employee director is paid a standard fee of $1,500 for each Bank or Corporation Board meeting attended, $1,000 for attending the Corporation’s organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. In 2020, the Compensation Committee determined to cease the payment of $1,000 for attending the Corporation organizational meeting after the annual meeting, which change will become effective following the annual meeting in 2020. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day, nor is a separate fee paid to directors for attending committee meetings that are held in conjunction with a Board meeting. From time to time there are telephonic Board and Committee meetings. The payment for telephonic meetings, whether for the Board or a Committee, depends on the meeting length. Directors are paid a fee of $750 for meetings that are at least 45 minutes long, and $500 for meetings less than 45 minutes. In 2019, a $10,000 fee was paid to the Audit Committee Chair, a $7,500 fee was paid to the chairs of the Management Development and Compensation Committee and the Risk Management Committee, and a $5,000 fee was paid to the chair of each of the other committees. Further, the Chairman of the Board received additional cash compensation of $40,000 in cash and RSUs with a value of $10,000 in 2019. From time to time, directors may also be reimbursed for travel expenses associated with attendance at Board or committee meetings.

Directors are also eligible to participate in our Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”). Each non-employee director is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2019, each of our non-employee directors was granted RSUs under our 2010 LTIP as reflected in the Director Compensation Table above. See “DIRECTOR COMPENSATION” and “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation” on pages 25 and 34, respectively, of this Proxy Statement for additional information regarding the RSUs granted and the vesting and performance criteria related thereto.

26 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for the Corporation’s Directors and an identical plan for the Bank’s directors (the “Director Plans”), a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include a number of outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in the Corporation's common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account are in cash or shares of the Corporation's common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three-year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump-sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump-sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

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PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers, referred to as “Say-on-Pay.” Accordingly, this Say-on-Pay proposal gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program through the following resolution submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Corporation's Proxy Statement for the 2020 annual meeting of shareholders, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive officer compensation arrangements. It is our practice, based on Board recommendation and shareholder approval (last obtained in 2017), to submit a Say-on Pay resolution to shareholders on an annual basis. The next non-binding vote with respect to the frequency of the Say-on-Pay vote will be submitted to shareholders no later than our annual meeting in 2023.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 29, along with the tabular and other disclosures on Executive Compensation beginning on page 42 of this Proxy Statement.

Proxies solicited by the Board will be voted FOR the above resolution, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

28 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In structuring its executive compensation decisions and policies, the Management Development & Compensation Committee (referred to as the “Compensation Committee” or the “Committee” in this Compensation Discussion and Analysis) continued its custom of evaluating and, where appropriate, enhancing the Corporation’s compensation practices in an effort to achieve optimal results in aligning the long-term interests of the Corporation’s executive officers with those of the Corporation and its shareholders. The Compensation Committee recognizes the importance of executive compensation to our shareholders and considered the most recent Say-on-Pay advisory voting results in making compensation decisions. At the 2019 Annual Meeting, approximately 97% of shares cast voted “For” our 2018 named executive officer compensation.

Compensation Program and Philosophy

Compensation Principles

Pay for Performance	Value Creation	Talent Management	Discourage Excessive Risk-Taking
Compensate executives for sustained financial and operating performance and leadership excellence	Align executives' and shareholders' interests by encouraging long-term value creation	Attract, retain, and motivate qualified and effective executives through competitive compensation opportunities	Provide strong incentives that encourage long-term success but discourage executives from excessive risk-taking

The Compensation Committee believes that competitive compensation is critical for attracting, retaining and motivating qualified and effective executives. The goal of our executive compensation philosophy is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders, and motivate executives to build on their expertise and remain with the Corporation for long and productive careers. Currently, our executive compensation program includes the following primary elements:

•	base salary;

•	short-term incentive compensation primarily in the form of Annual Incentive Awards, which are aligned with corporate performance;

•
long-term incentive compensation, principally in the form of annual grants of performance and time-based restricted stock units (“RSUs”) under our Long Term Incentive Plan (“LTIP”), two-thirds performance based and one-third time based; and

•	retirement and other benefits.

Our approach to allocating between short-term and long-term compensation has been to ensure adequate base compensation to attract and retain executives, while providing incentives to enhance the long-term financial standing of the Corporation and to enhance the value of our shares for our shareholders. We pay base salary to provide financial security, and Annual Incentive Awards to motivate performance of short-term goals. Long-term compensation in the form of performance- and time-based RSUs is offered to balance short and long-term motivations through rewards linked to the performance of multi-year goals. Finally, we pay retirement and other benefits to encourage loyalty and productivity, and to be competitive with peer institutions.

Each year, the Compensation Committee pays particular attention to CEO compensation to ensure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Leto, the Compensation Committee also focuses on compensation of the other named executive officers (“NEOs”) to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

While the Compensation Committee operates within the framework of the compensation philosophy, the Committee retains full discretion and the right to determine compensation for executives based on the data and information

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 29

available to it. The Compensation Committee did not use set formulas in determining the amount and mix of overall compensation granted to NEOs in 2019.

As compensation practices within our industry evolve, the Compensation Committee recognizes the importance of keeping current and continues to evaluate and enhance our compensation practices on a regular basis.

Key Pay Practices

What We Do
☑ We pay for performance. The majority of executive compensation is variable and determined based on comprehensive performance evaluations including objective corporate performance as well as a qualitative assessment by the Committee.

☑ We impose stock ownership requirements on executives. Our executives are required to hold, within five years of becoming an executive, a significant amount of the Corporation's stock.
☑ We require “double trigger” for Change of Control payments. To qualify for Change of Control payments, there must be a change of control and executive termination.
☑ We provide Say-on-Pay vote to shareholders annually. While non-binding, we consider results of the Say-on-Pay vote in making future executive compensation decisions.
☑ We discourage excessive risk-taking. Our practices discourage excessive risk-taking in several ways, including by incorporating a mix of quantitative and qualitative performance measures, spreading compensation across different elements, and imposing stock ownership requirements.

☑ We retain an independent compensation consultant. The Compensation Committee retains an independent compensation consultant to support compensation related activities.

What We Don't Do
☒ We do not gross up any compensation or Change of Control payments. Our Change of Control Agreements do not include gross up language providing for higher payments to reduce the effect of taxes, nor do we gross up any other compensation.

☒ We do not reprice stock options. Our 2010 LTIP allows the Compensation Committee flexibility to grant stock option awards but prohibits repricing of such awards without the approval of the Corporation's shareholders.

☒ We do not grant RSUs that pay dividends/equivalents prior to vesting. Participants in the 2010 LTIP do not receive any payments until vesting, and payouts are based on the final number of RSUs that vest.

☒ We do not pay excessive perquisites. It is our general policy not to provide perquisites to executive officers except in certain limited circumstances.

Compensation Actions for 2019

In 2019, our compensation philospohy and overall goals largely remained consistent with past years. The Compensation Committee, with input from Mr. Leto, our President & CEO, evaluated and approved 2019 salaries, Annual Incentive Awards, and equity compensation for our NEOs. These decisions were based on consideration of several factors, including the NEO's individual and divisional performance, the Corporation’s performance, market competition, acquisition activities, the achievement of certain of the Corporation’s strategic initiatives, the 2019 McLagan Compensation Analysis (See “COMPENSATION DISCUSSION AND ANALYSIS – Benchmarking Data and Use of Compensation Consultants” beginning at page 36), and the economic issues facing the financial services industry.

2019 Salaries

Several NEOs received increases in salaries in 2019 primarily due to merit and, in some cases, the competitive hiring market. Merit increases were based on individual and divisional performance, and designed to ensure comparability to the Corporation's peers using a 2019 compensation and peer group analysis performed by McLagan (“2019 McLagan Compensation Analysis”). Below is a chart depicting the salary changes year-over-year for each NEO, including a summary of the primary factors contributing to such changes.

30 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

NEO	2018 Base Salary*†	2019 Base Salary**†	Primary Factors Contributing to Salary Change
Francis J. Leto	$603,000	$639,183
Merit: Mr. Leto received a merit increase for 2019 based on his contributions to the Corporation's achievement of strong financial results, the successful integration of the Royal Bank and Domenick acquisitions, his role in leading the OneBMT culture and effectively aligning the leaders of the organization with the overall objectives, his contributions to attracting strong talent to the organization, including the Chief Technology Officer and Chief Credit Officer, and his promotion of activities, involvement and relationships to ensure the Bank's partnerships with the communities we serve.

Michael W. Harrington	$355,000	$371,000
Merit: Mr. Harrington received a merit increase for 2019 based on his performance and contributions, including: rolling out enhanced financial planning and forecasting processes, improving the organization's processes around capital planning, helping to recruit quality talent to the Bank, and implementing a business unit CFO structure to increase transparency and enhance reporting.

Liam M. Brickley	$—	$350,000	Contractual: Mr. Brickley's salary was negotiated at the time of his employment, which began in January 2019.
Jennifer D. Fox	$310,000	$340,000
Merit: Ms. Fox received a merit increase in 2019 as a result of developing and implementing a multi-year strategic plan for the Wealth Division, successfully restructuring the Wealth Division, developing and implementing a strategic plan for the Insurance Division and succession plan for the Insurance Division and positioning the business to continue to grow fee income while successfully serving our clients.

F. Kevin Tylus	$375,000	$420,000
Merit: Mr. Tylus received a merit increase in 2019 as a result of his efforts to successfully integrate former Royal Bank America clients into the Bank, his continuous promotion of the brand, implementation of cultural change and for successfully driving the business of the Bank.

Alison Eichert	$360,000	$370,800***
Merit: Ms. Eichert received a merit increase in 2019 as a result of her role in launching the Corporation's Corporate Responsibility Program, overseeing the development and deployment of enabling technology and for continuing to develop successful products.

*	Base salary at December 31, 2018.

**	Base salary at December 31, 2019.
*** Reflects Ms. Eichert's 2019 base salary effective through her October 1, 2019 retirement.

†
Base salary information provided in this chart differs from that set forth in “2019 EXECUTIVE COMPENSATION SUMMARY” and “EXECUTIVE COMPENSATION – Summary Compensation Table” at pages S-3 and 42, respectively, of this Proxy Statement. This chart is intended to show the annual salary set by the Compensation Committee in a comparative, year-over-year fashion. However, the amounts actually paid in a given year, as reflected in the Summary Compensation Table, may differ for a variety of reasons including: NEO start date, differing number of pay cycles in a given year, and whether or not salary increases were retroactively applied to January 1.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 31

Annual Incentive Methodology

The Compensation Committee has established an Annual Incentive Methodology (“Annual Incentive Methodology” or “Methodology”) for use in determining cash bonus awards (“Annual Incentive Awards”) to be granted to members of the Corporation’s executive management team that report to our CEO, which includes each of our NEOs other than Mr. Brickley who reports to Mr. Tylus (see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Brickley Annual Incentive”).

In establishing the Annual Incentive Methodology, the Committee had four primary objectives in establishing this Methodology:

•	Enhance the link between pay and performance through specific, quantifiable goals;

•	Simplify the communication and administration of cash incentives for the Corporation’s executive management team;

•	Align with regulatory guidance on Sound Incentive Compensation Policies; and

•	Align with the expectations of shareholders.

The Annual Incentive Methodology provides each participant with a target award opportunity denominated as a percent of his or her 2019 salary. The target Annual Incentive Award opportunity for each NEO is intended to provide market-competitive incentive compensation for achievement of certain corporate and individual performance objectives. The Annual Incentive Methodology has specifically defined threshold, target, and maximum performance levels which correspond to threshold (50% of target), target, and maximum (150% or 175% of target) payouts. No award is paid for any goal on which performance was below the threshold level, and no additional award is earned for performance above maximum on any goal. Payouts are prorated for performance between established levels on any given incentive metric.

The table below details the Annual Incentive Award opportunities for each NEO for 2019.

	Annual Incentive Award Opportunity			Annual Incentive Award Opportunity
	(Percent of Salary)			(Dollar Value)
NEO	Threshold	Target	Max	Threshold	Target	Max
Francis J. Leto	25%	50%	75%	159,796	319,592	479,387
Michael W. Harrington	20%	40%	60%	74,200	148,400	222,600
Jennifer D. Fox	20%	40%	70%	68,000	136,000	238,000
F. Kevin Tylus	20%	40%	70%	84,000	168,000	294,000
Alison J. Eichert*	20%	40%	60%	74,160	148,320	222,480

*
In connection with Ms. Eichert’s October 1, 2019 retirement, her Annual Incentive Award was pro-rated based on her days of employment during 2019. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Eichert Retirement” beginning at page 36 of this Proxy Statement.

Corporate Performance Component (90% of annual incentive awards)

NEOs' Annual Incentive Awards are determined based on the achievement of five corporate performance goals and individual performance. For 2019, the corporate performance goals were: net income, NPAs as a percentage of total assets; total gross loan growth (excluding loan loss allowance); loan to deposit ratio; and total non-interest income. These performance goals were approved by the Compensation Committee in February 2019. The Compensation Committee felt the inclusion of these five corporate goals allowed payouts under the Methodology to reflect a broad measurement of corporate performance in 2019, including bottom-line profitability exclusive of certain one-time charges described in more detail below; top line revenue objectives; and safety and soundness. The assessment of corporate goals was based on the reported financial results of the Corporation, exclusive of income tax charges incurred in connection with Tax Reform, due diligence and merger-related expenses, one-time costs associated with the Years of Service Incentive Program (“YOSI Program”), and other non-core income and expense items, for the 2019 fiscal year. Financial results are subject to adjustment at the discretion of the Compensation Committee to exclude the impact of one-time extraordinary gains or losses, which may have the effect of either increasing or decreasing calculated payouts under the Methodology.

32 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

The table below outlines the 2019 performance objectives and corporate performance results under the Annual Incentive Methodology.

Goals & Weighting		Performance Goals			Actual Performance
Goal	Goal Weight	Threshold	Target	Max
Company Goals	90%
Net Income*	35%	$53,653,700	$63,122,000	$69,434,200	$62,759,000
NPAs as % of Total Assets	15%	0.80%	0.50%	0.20%	0.202%
Total Gross Loan Growth (Excl. Loan Loss Allowance)	15%	$200,005,000	$235,300,000	$258,830,000	$264,659,000
Loan to Deposit Ratio	10%	106%	99%	95%	96.1%
Total Non-Interest Income	15%	$66,036,600	$73,374,000	$80,711,400	$82,184,000
Individual	10%	5%	10%	15%	10%**

*
Reflects core net income, which excludes income tax charges incurred in connection with the Tax Cut and Jobs Act, due diligence and merger-related expenses, one-time costs associated with the YOSI Program, and other non-core income and expense items, and certain other non-core income and expense items, as detailed in the Corporation’s January 16, 2020 earnings press release. The Committee has determined that the core net income measure is more appropriate than a GAAP net income measure for use in the Annual Incentive Methodology as it provides a more comparable basis on which to evaluate the Corporation’s annual performance. Further, using the core net income metric aligns executive compensation with the Corporation's long-term performance goals as it mitigates the risk that executive management is disincentivized from pursuing strategies that position the Corporation well for future performance, such as acquisitions that should be accretive to long-term shareholder value but at significant non-recurring expense during the first year.

** In 2019, all participating NEOs achieved the target level of individual performance goals.

Individual Performance Component (10% of annual incentive awards)

In addition to the corporate performance component, each NEO's Annual Incentive Award was determined based on individual performance. The purpose of the Methodology's individual performance was to reflect corporate qualitative and other performance results outside of the five enumerated corporate goals, and individual performance.

Performance on the individual component was assessed holistically by the CEO (except with respect to Mr. Leto), and reviewed and approved by the Compensation Committee. Multiple factors were considered in this holistic assessment, including but not limited to:

•	Overall corporate performance;

•	Performance relative to peers or the banking industry in general;

•	Progress on key strategic initiatives;

•	Regulatory relationships and evaluations;

•	The performance of each individual’s business line or department; and

•	Extraordinary unplanned accomplishments outside of the planned annual goals but which significantly contributed to organizational success and increased shareholder value.

Each participating NEO’s individual performance was assessed by the CEO and Compensation Committee on a 0-15% scale, with 10% representing “expected” performance. Awards on the individual component were then calculated formulaically in similar fashion to the company goals and aggregated with the company goals to achieve an overall Annual Incentive Award calculation.

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The table below indicates the final Annual Incentive Award cash payouts approved by the Compensation Committee under the Methodology for 2019, based on the corporate and individual performance described above:

NEO	2019 Annual Incentive Award
Francis J. Leto	$400,628
Michael W. Harrington	$186,031
Jennifer D. Fox	$188,183
F. Kevin Tylus	$232,461
Alison J. Eichert*	$139,446

*	Pursuant to the terms of the YOSI Program, Ms. Eichert received an Annual Incentive Award that pro-rated based on her days of employment during 2019.

Brickley Annual Incentive

Mr. Brickley joined the Bank in January 2019, and in connection therewith, received a signing bonus of $200,000. Additionally, for 2019, Mr. Brickley did not participate in the Annual Incentive Methodology, and instead received a discretionary bonus of $140,000 (the “Brickley Annual Incentive”). In determining the Brickley Annual Incentive, the Compensation Committee, with the input of Messrs. Leto and Tylus (to whom Mr. Brickley reports), took into account his contributions to improvements and efficiencies in the Bank's credit program, processes and review function, and development and integration of a new end-to-end digital banking platform. Going forward, his target annual incentive will be 40% of base salary.

Long-Term Incentive Compensation

The Compensation Committee believes that a portion of the NEOs’ compensation should be tied to the Corporation’s long-term performance to align the interests of executives with those of shareholders. The Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”) provides the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, and both time-based and performance-based restricted stock units and restricted stock awards.

Annual RSU Grants

In 2019, the Corporation made Annual RSU Grants (“Annual RSUs”) under the 2010 LTIP to all NEOs other than Mr. Brickley, who received a new hire grant when he was hired. The Annual RSUs consist of the same mix as the 2018 awards, 1/3 time-based RSUs and 2/3 performance-based RSUs. The objectives of these grants were to:

•	Provide officers with competitive levels of equity compensation;

•	Create alignment between the interests of management and the interests of shareholders;

•	Reward executives for performance over a multi-year period; and

•	Align the grants with recent guidance and industry best practices.

The Annual RSUs cliff vest over 3-years, and are followed by an additional 2 year holding period. Other vesting conditions are:

•	66.7%* Performance-Based RSUs:

Measure (Vesting Amounts)	Weight	Threshold (50% target)	Target (100% of target)	Max (150% of target)
Relative 3-Year TSR	50%	25th Percentile	50th Percentile	75th Percentile
Relative 3-Year Avg. ROAE	50%	25th Percentile	50th Percentile	75th Percentile

◦	Contingent upon continued employment.

◦	Performance measures are, in each case, measured against the approved Compensation Peer Group.

◦	3-year Average ROAE: The performance period runs from January 1, 2019 to December 31, 2021, with final certification and vesting of awards (if any) occurring no later than April 30, 2022.

34 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

◦
3-year TSR: The performance period runs from February 14, 2019 to February 14, 2022, with final certification and vesting of awards (if any) occurring no later than April 30, 2022. If the Corporation’s TSR is negative at the end of the performance period, vesting of these awards cannot exceed the target level, regardless of performance relative to our peers.

•	33.3%* Time-Based RSUs:

◦	Contingent upon continued employment.

* Percentages are based on grant date fair value

The Compensation Committee determines the award value of the 2019 Annual RSUs in consideration of the median value of LTI awards by the Compensation Peer Group in an effort to both incentivize continued long-term performance and retention, as well as provide market-competitive equity incentive compensation to our NEOs.

The number of Annual RSUs actually granted to each NEO was determined by the award value divided by the grant date fair value. The table below outlines the awards value and the number of shares granted to each NEO in 2019.

NEO	2019 Equity Award (# of Performance-Based RSUs)	2019 Equity Award (# of Time-Based RSUs)	2019 Grant Date Fair Value ($)
Francis J. Leto	8,790	4,232	447,457
Michael W. Harrington	3,490	1,680	177,650
Jennifer D. Fox	3,536	1,702	179,986
F. Kevin Tylus	4,400	2,118	223,969
Alison J. Eichert	3,439	1,656	175,072

Dividend equivalents for both time-based and performance-based awards will accrue over the vesting period, and participants will receive payouts at vesting based upon the final number of RSUs that vest.

Other RSU Grants

In addition to the Annual RSUs, from time to time the Compensation Committee grants other RSUs to newly hired executives, based on negotiations that occur at the time of employment. In 2019, the Compensation Committee made two such grants. One to Mr. Brickley at the time of his employment, and the other to Ms. Fox, resulting from negotiations at the time of her employment, and granted in January 2019 following the approval of the strategic plan for the Wealth Management division.

NEO	Number of Shares underlying RSU	Grant Date Fair Value*	Vesting Criteria	Vesting Date
Jennifer D. Fox	9,570	$349,975	Performance-Based**	January 10, 2022
Liam M. Brickley	2,673	$99,989	Time-Based	January 22, 2020
Liam M. Brickley	8,021	$299,967	Time-Based	January 22, 2022

*	Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718.

**
Vesting criteria includes the achievement of certain goals related to Wealth and Insurance revenue (weighted 42.5%), pre-tax margin (weighted 42.5%), and other subjective criterion (weighted 15%). The threshold for achievement of each goal is 75%, and the maximum that can be achieved is 150%. To the extent all goals are achieved at 100% or more, and certain targets are reached related to Total Assets Under Management, Supervision, Administration, Supervision and Brokerage, an additional “Total Assets Kicker” will also be earned which would increase the RSUs issued by an additional 10%.

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2016 Performance-Based RSU Vesting

In August 2019, the Annual RSUs granted in August 2016 vested at 119.05% for the ROAE-based portion and 40% for the TSR-based portion.

Eichert Retirement

On March 29, 2019, Alison Eichert informed the Company that she had chosen to participate in the Corporation's voluntary Years of Service Incentive Program (the “YOSI Program”) that was designed to provide an enhanced benefits package for certain long-standing employees should they choose to exit the Company prior to the end of 2019, and she would retire October 1, 2019. In connection with her retirement, the Company and Ms. Eichert entered into a Voluntary Separation Agreement on November 5, 2019 pursuant to which Ms. Eichert is entitled to the following benefits, subject to applicable withholdings and to her execution and non-revocation of a general release of claims and continuing compliance with certain restrictive covenant obligations: (i) $793,056 in cash, (ii) a pro-rated (based on her days of employment in 2019) Annual Incentive Award under the Company’s Annual Incentive Methodology (See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology”), (iii) subsidized group health insurance coverage at active employee rates through October 1, 2022, and (iv) waiver of the forfeiture provisions under Ms. Eichert's RSUs granted August 11, 2017, August 9, 2018 and February 14, 2019, such that the RSUs will continue to be eligible for vesting as if Ms. Eichert remained an employee through the applicable vesting date, provided that the vesting of the performance based portion of the RSUs continue to remain subject to actual achievement of the applicable performance objectives. The total dollar value of the payments and benefits Ms. Eichert will receive in connection with the YOSI Program (excluding her pro-rated Annual Incentive Award which is discussed in “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology” and waiver of the forfeiture provisions in her RSUs) is $810,423.

Benchmarking Data and Use of Compensation Consultants

In 2019, the Compensation Committee used a benchmarking study to evaluate compensation practices and pay levels. The Committee considered the results of the benchmarking study as one of several factors to determine overall executive compensation.

The Compensation Committee decided to engage Meridian Compensation Partners, LLC (referred to as “Meridian”) as a Compensation Consultant to support compensation related activities beginning in May 2019. Prior to that, McLagan, an AON Hewitt company (referred to as “McLagan”), was the Compensation Committee’s consultant. Neither consultant nor their affiliates were engaged to provide additional services to the Corporation or the Bank requiring additional disclosure pursuant to Regulation S-K Item 407(e). A Compensation Committee Adviser Independence Assessment, including evaluation of conflicts of interest, was completed by each of Meridian and McLagan as required under the SEC and Nasdaq rules for compensation advisors. Each was deemed independent, without conflicts of interest.

McLagan provided consulting services relative to the design of the Annual Incentive Methodology and the RSU award program for 2019 (the “2019 McLagan Compensation Analysis”) (see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology” and “– Long-Term Incentive Compensation” beginning at pages 32 and 34, respectively).

36 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

The 2019 McLagan Compensation Analysis included the development of a peer group for use with compensation related decisions. These results were used for all compensation decisions in 2019 that involved peer-based analysis. McLagan developed potential peer groups with a regional, national and combined focus. Bryn Mawr Trust’s unique combination of business specialties and results makes finding a peer group challenging. Specifically, the size of and contribution from the Wealth Management Division are unmatched in our relative peer banks. While there may be no perfect fit, McLagan used several criteria to identify an appropriate Compensation Peer Group. Upon review, the Committee approved the following peer group for 2019 executive compensation related decisions (“Compensation Peer Group”):

•	1st Source Corp.

•	Boston Private Financial

•	Camden National Corp.

•	CoBiz Financial Inc.

•	First Busey Corp.

•	First Commonwealth Financial

•	First Financial Bankshares

•	Horizon Bancorp

•	Independent Bank Corp.

•	Lakeland Financial Corp.

•	Midland States Bancorp Inc.

•	Opus Bank

•	Peapack-Gladstone Financial

•	Peoples Bancorp Inc.

•	Sandy Spring Bancorp Inc.

•	Stock Yards Bancorp Inc.

•	Tompkins Financial Corporation

•	Univest Corp. of Pennsylvania

•	Washington Trust Bancorp Inc.

•	WSFS Financial Corp.

As part of its engagement, McLagan conducted benchmarking studies for executive leaders and Board of directors’ compensation using the compensation peer group. The compensation study evaluated the pay levels, mix of pay (e.g., base salary, annual incentive and long-term incentives) and other pay practices. The results were considered in 2019 compensation actions for certain NEOs as discussed earlier in this Compensation Discussion and Analysis.

It is expected that Meridian will continue to support the Compensation Committee in its 2020 executive compensation actions.

Other Compensation Elements

The following summarizes other compensation elements we use to reward, align and retain our NEOs in addition to the base salaries, Annual Incentive Awards, and RSU awards described above.

Deferred Compensation and Defined Benefit Plans

To attract and retain qualified executive officers, we offered our executive officers, and other employees who earned in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, participation in our Deferred Bonus Plan for Executives (“Deferred Bonus Plan”). Under the Deferred Bonus Plan, the executive has the ability to defer payment of any Annual Incentive Award received and sole discretion over the investment of such deferred amounts. The right to receive future payments under the Deferred Bonus Plan is an unsecured claim against our general assets.

The Corporation also provides retirement benefits to the NEOs under the same 401(k) Plan (“401(k) Plan”) in which other employees participate. Additionally, we have two supplemental employee retirement plans (respectively, the “First Supplemental Plan” and the “Second Supplemental Plan,” and together, the “Supplemental Plans”) that were designed to serve as a long-term retention tool for executives. The First Supplemental Plan was frozen effective March 31, 2008, and the Second

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Supplemental Plan was frozen effective March 31, 2013. Ms. Eichert was the only NEO participating in the Supplemental Plans.

Following the freezing of the Second Supplemental Plan in 2013, the Compensation Committee adopted the 2013 Executive Deferred Compensation Plan (the “2013 Executive Plan”), which is a non-qualified defined-contribution plan designed to better align NEO interests with the interests of the Corporation and its shareholders. All NEOs other than Mr. Brickley are participants in the 2013 Executive Plan. The 2013 Executive Plan provides for the award, and ultimate realization, of certain deferred compensation benefits based, in part, on the achievement of certain performance goals determined each year. Under the 2013 Executive Plan, the Corporation will allocate amounts to the deferred compensation account of each participant. The amounts to be allocated to participants’ accounts consist of three distinct parts:

•	A fixed 1.5% of the participant’s then-current base annual salary, contributed quarterly for an annual total of 6% of base salary (“Fixed Contribution”);

•	Interest credited at the rate of 120% of the long-term applicable federal rate prescribed by the Internal Revenue Service on the previous quarters balance (“Accrued Interest”); and

•	A variable allocation based on achievement of certain performance goals, contributed annually 0%-9% depending on the performance (“Performance Contribution”).

Because of the robust performance goals associated with a significant portion of the contribution opportunity, we view the 2013 Executive Plan as part of our long-term incentive strategy, rather than a traditional retirement plan. Each participant is eligible to receive a Performance Contribution ranging from 6% of base salary at target performance, if all targets are met, to 9% of base salary at maximum performance. Goals for the Performance Contribution are established by the Compensation Committee at the beginning of each year. For 2019, the Committee adopted two goals related to the Corporation’s Return on Assets ("ROA") and Earnings per Share ("EPS"). No Performance Contributions are awarded for performance below target, and the maximum goal must be attained in both ROA and EPS growth targets to receive the maximum Performance Contribution.

Based on actual performance in 2019, the Compensation Committee determined that the Corporation achieved the target performance level for EPS, and just below the target performance level for ROA. As a result, each participant was allocated a Fixed Contribution of 6% of his or her base salary (1.5% quarterly), plus Performance Contributions of an additional 3% of base salary for the achievement of the EPS goal.

Perquisites and Other Benefit Compensation

Other than reimbursement for expenses where spouses accompany executives in connection with business travel and entertainment, it is our general policy not to provide perquisites to executive officers. In isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers.

To attract and retain executive talent, we provide term life, health, disability and dental insurance to our NEOs on terms similar to those we provide other employees generally, except with respect to payments upon change of control, death or disability. See “EXECUTIVE COMPENSATION – Potential Payments upon Termination or Change of Control” beginning on page 51 of this Proxy Statement. Each NEO other than Mr. Brickley is also covered by a disability insurance policy that will pay a lifetime benefit of approximately 70% of base monthly salary.

Change of Control and Severance Arrangements

In order to recruit qualified employees, the Bank may provide, at its discretion or in some instances pursuant to contractual obligations, severance benefits to our executive officers and other employees upon elimination of their positions or in the event they are terminated involuntarily without cause. In those cases where severance benefits are provided, the Bank enters into a severance agreement with the departing employee, which includes a full release of all claims against the Bank and its affiliates. We have entered into employment agreements with Messrs. Leto and Harrington and Ms. Fox that provide severance benefits upon certain involuntary terminations without cause. See “EXECUTIVE COMPENSATION – Executive Employment Agreements” beginning on page 43 of this Proxy Statement for more information.

We also have change of control agreements (“Change of Control Agreements”) with each of our NEOs, which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is aligned with market practice. The Change of Control Agreements contain a double trigger for payments, requiring both a change of control and termination of employment at any time during the two years following the change of control, either (a)

38 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

without cause by the Bank, or (b) by the executive officer for good reason. “Change of Control” is defined under the agreements as (a) the acquisition by any person or group of 25% or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. The Change of Control Agreements provide for a cash payment of two or three times the executive’s base salary at the time they are triggered, depending on the NEO. Upon a trigger event, an executive officer is entitled to his or her earned bonus and other benefits as well. See “EXECUTIVE COMPENSATION – Potential Payments upon Termination or Change of Control” beginning on page 51 of this Proxy Statement for more information.

Tax Deductibility of Compensation - The Tax Cuts and Jobs Act

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers who were employed as of the end of the year. This limitation previously did not apply to compensation that satisfied the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Tax Cuts and Jobs Act (the “Act”), enacted in December 2017, repealed the performance-based compensation exception to the $1 million deduction limitation and extended applicability of the Section 162(m) limitation to the chief financial officer. The Act’s changes to 162(m), however, do not apply to compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017, and which was not materially modified or renewed on or after November 2, 2017. Accordingly, compensation paid under those arrangements is generally still tax deductible.
In 2019, the Compensation Committee structured our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m), and did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions. The Compensation Committee considers the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to NEOs, but may award compensation to the NEOs that is not deductible where the Compensation Committee believes that shareholder interests are best served.

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Consideration of Risk

The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short-term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While Annual Incentive Awards are granted to reward executives in the shorter term, equity awards - such as performance- and time-based RSUs - are granted to incentivize executives to work towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains full discretion to adjust compensation for quality of performance, contribution to the organization, and adherence to company values.

Further, subject to an increasing scale over five years for new employees, NEOs other than the CEO are required to own the equivalent value of one and a half times their base salary in common stock of the Corporation. The CEO is required to hold, within five years, three times his base salary in common stock of the Corporation. This further aligns their interests with those of our shareholders and reduces short-term risk taking.

The Compensation Committee reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives annually to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

The Compensation Committee does not believe that any of the current incentive plans, policies, or methods pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to ensure incentive plans, policies, and methods are evaluated annually and revised as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans, policies, and methods.

Hedging & Pledging Policy

See “CORPORATE GOVERNANCE – Hedging & Pledging Policies” on page 14 for information regarding the Corporation's policies on hedging and pledging.

40 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted:

Lynn B. McKee, Chair
Andrea F. Gilbert
Michael J. Clement

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 41

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for each of the years ended December 31, 2019, 2018, and 2017:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)
Francis J. Leto	2019	638,432	—	447,457	419,804	—	115,481		1,621,174
President & CEO	2018	603,040	—	652,048	380,974	—	93,025		1,729,087
	2017	568,654	308,676	463,373	75,756	—	74,622		1,491,081
Michael W. Harrington	2019	370,715	—	177,650	197,161	—	63,660		809,186
Chief Financial Officer	2018	355,037	—	226,626	185,821	—	56,675		824,159
	2017	334,808	167,132	193,276	42,030	—	41,569		778,815
Liam M. Brickley	2019	321,815	340,000	399,956	—		14,457		1,076,228
Chief Credit Officer	2018	—	—	—	—	—	—		—
	2017	—	—	—	—	—	—		—
Jennifer D. Fox	2019	339,392	—	529,961	198,383		65,418		1,133,154
President - Wealth	2018	310,037	—	239,937	178,609	—	38,462		767,045
	2017	—	—	—	—	—	—		—
F. Kevin Tylus	2019	419,046	—	223,969	245,061	—	56,514		944,590
President - Bank	2018	374,787	—	266,573	216,059	—	46,846		904,265
	2017	15,795	—	199,980	—	—	1,421,072	(6)	1,636,847
Alison Eichert	2019	318,087	—	175,072	139,446	150,556	866,750		1,649,911
Former Executive	2018	360,037	—	226,626	188,438	—	54,264		829,365
Officer	2017	334,444	175,132	204,869	45,395	35,612	40,626		836,078

(1)
Reflects bonuses awarded to the NEOs in 2017. In 2018, the Compensation Committee determined that bonus payments in the form of Annual Incentive Awards to NEOs would have no discretionary element and would instead be based solely on the amount determined using the Annual Incentive Methodology. As such, Annual Incentive Awards granted to NEOs with respect to 2018 and 2019 performance are included in the Non-Equity Incentive Plan Compensation column, rather than the Bonus column.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of these awards, please see “Stock–Based Compensation” in the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the applicable year. With respect to 2017 and 2018, the value of the performance-based RSUs included in this column assumes achievement of the maximum level of performance achievement. With respect to 2019, the value of the performance-based RSUs included in this column assumes achievement at the target level of performance achievement. To the extent maximum performance is achieved, the value would increase by the following amounts for each NEO: Leto - $149,161; Harrington - $59,224; Brickley - $0; Fox - $269,989; Tylus - $74,665; Eichert - $58,358.

(3)
Amounts included for 2019 in this column reflect (i) Annual Incentive Awards granted during the first quarter of 2020 based on 2019 performance determined using the Annual Incentive Methodology, and (ii) the Performance Contribution awarded due to the achievement of the 2019 performance goals under the 2013 Executive Plan, each as depicted in the following table. In 2018, we determined the amounts awarded under the 2013 Executive Plan are more appropriately disclosed in the Non-Equity Incentive Plan Compensation column with respect to Performance Contributions, and in the All Other Compensation Column with respect to Fixed Contributions. Amounts included for 2017 in this column reflect the full amount awarded under the 2013 Executive Plan for each listed NEO during such year. For information on the Annual Incentive Methodology and 2013 Executive Plan, see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology” and “– Other Compensation Elements – Deferred Compensation and Defined Benefit Plans” beginning at pages 32 and 37, respectively.

42 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

NEO	Annual Incentive Award Paid ($)	2013 Executive Plan -Performance Contribution ($)	Total Non-equity Incentive Plan Compensation ($)
Francis J. Leto	400,628	19,176	419,804
Michael W. Harrington	186,031	11,130	197,161
Liam M. Brickley	—	—	—
Jennifer D. Fox	188,183	10,200	198,383
F. Kevin Tylus	232,461	12,600	245,061
Alison J. Eichert	139,446	—	139,446

(4)	The amounts shown in this column are the changes in the pension value for each of the NEOs. For 2018, the change in the actuarial present value of Ms. Eichert's pension was $(21,873).

(5)
The amount shown in this column for each NEO includes accrued dividends relating to unvested time- and performance-based RSUs, the Fixed Contribution under the 2013 Executive Plan, our matching and discretionary contributions under our 401(k) Plan, reimbursement for perquisite expenses where spouses accompany executives in connection with business travel and entertainment (“Business T&E Perquisites”), and our contributions to life and disability insurance benefits, in each instance as depicted in the following table. For additional information on these compensation elements, see “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements” beginning on page 37.

NEO	Dividends Accrued ($)	2013 Executive Plan - Fixed Contributions ($)	401(k) Contributions ($)	Business T&E Perquisites ($)	Benefits ($)	YOSI Program ($)	Total All Other Compensation ($)
Francis J. Leto	35,138	38,351	16,800	5,252	19,940	—	115,481
Michael W. Harrington	14,087	22,260	16,800	—	10,513	—	63,660
Liam M. Brickley	10,908	—	2,827	—	722	—	14,457
Jennifer D. Fox	22,868	20,400	16,800	142	5,208	—	65,418
F. Kevin Tylus	9,696	25,200	16,800	—	4,818	—	56,514
Alison J. Eichert	14,146	16,686	16,800	—	8,695	810,423	866,750

(6)	Reflects Mr. Tylus' change of control payment in connection with the Royal Acquisition.

Executive Employment Agreements

Each of Messrs. Leto, Harrington and Tylus, and Ms. Fox, are party to employment agreements with Bryn Mawr Trust which provide, among other things, that such officers will receive normal benefits afforded to full time employees and are eligible for all other executive compensation programs detailed in the Compensation Discussion and Analysis. Each employment agreement provides the executive with a base salary that is subject to annual review.

Under the respective employment agreements, Bryn Mawr Trust may terminate the employment agreement of the applicable executive upon his or her death, Disability or for Cause as those terms are defined in the employment agreement. If employment is terminated due to Disability, Bryn Mawr Trust must continue to pay his or her full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by the Bank
(currently 180 days), or, if the Bank ceases to provide group long-term disability insurance, the Bank must pay his or her full salary through the last day of the 180-day period following the date of termination.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 43

For Messrs. Leto and Harrington, and Ms. Fox, if the executive’s employment is terminated by Bryn Mawr Trust for reasons other than Disability or for Cause, or if the executive resigns with Good Reason (as defined in the employment agreement), the executive is entitled to receive payment of an amount equal to a multiple of his or her annual salary (for Mr. Leto, two times, for Mr. Harrington and Ms. Fox, one times) at the rate in effect on the date of the Notice of Termination in substantially equal biweekly installments, provided the executive signs and does not revoke a waiver and release. In addition, Bryn Mawr Trust will be responsible for paying 100% of the applicable premiums for COBRA continuation for the executive and his/her eligible dependents for a specified period following the Date of Termination (for Mr. Leto, 18 months, and for Mr. Harrington and Ms. Fox, 12 months, or until such time that the executive or his/her dependents are no longer eligible). Mr. Leto’s employment agreement also provides that any unvested equity awards will automatically vest in such a case of termination.

The employment agreements of Messrs. Leto, Harrington and Tylus, and Ms. Fox, also contain standard non-disclosure, non-solicitation and non-competition provisions applicable for specified periods of time following termination of employment.

Equity Based Compensation

All of the NEOs have equity awards outstanding under the 2010 LTIP.

The 2010 LTIP provides for the grant of certain awards to employees, including directors and officers of the Corporation and the Bank, and those of each of their subsidiaries. The following types of awards are available to participants under the 2010 LTIP: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights, dividend equivalents, and both time- and performance-based RSUs, and restricted stock awards.

The awards granted under the 2010 LTIP to date have been time- and performance-based RSUs. The Compensation Committee has broad discretion with respect to the terms of RSUs that it grants, including among many others, providing for solely time-based units and setting objective performance goals that must be met for RSUs. For more information regarding the RSUs that were granted in 2019, see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation” at page 34.

As of December 31, 2019, the number of shares of common stock authorized for issuance under the 2010 LTIP was 945,002 shares in total. An aggregate maximum of 299,242 shares of common stock remained available for grant at that date under the 2010 LTIP.

44 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Grants of Plan-Based Awards

As reflected in the table below, the Compensation Committee awarded RSUs in 2019 that contained three different types of vesting elements: one time-based vesting element, and two performance-based vesting elements. Upon vesting, the RSUs granted in 2019 are generally subject to a two-year holding period before they may be sold or otherwise disposed of by an NEO. The Compensation Committee also granted each NEO with an opportunity to receive an Annual Incentive Award for 2019 with the threshold, target, and maximum values set forth below. For additional information regarding the RSUs and Annual Incentive Awards granted in 2019, see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology” and “– Long-Term Incentive Compensation” at pages 32 and 34, respectively.

		Estimated future payouts under non-equity incentive plan awards(10)			Estimated future payouts under equity incentive plan awards(7)				All other stock awards:		Grant date fair value of stock and option awards(9) ($)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Number of shares of stock or units (#)
Francis J. Leto,	02/14/19				—	4,557	(1)	6,836			149,151
President & CEO	02/14/19				—	4,233	(2)	6,350			149,171
	02/14/19								4,232	(6)	149,136
		$159,796	$319,592	$479,387
Michael W. Harrington,	02/14/19				—	1,809	(1)	2,714			59,209
Chief Financial Officer	02/14/19				—	1,681	(2)	2,522			59,238
	02/14/19								1,680	(6)	59,203
		$74,200	$148,400	$222,600
Liam M. Brickley	01/22/19								10,694	(8)	399,956
Chief Credit Officer

Jennifer D. Fox,	02/14/19				—	1,833	(1)	2,750			59,994
President - Wealth	02/14/19				—	1,703	(2)	2,555			60,014
	02/14/19								1,702	(6)	59,978
	01/10/19				3,050	4,067	(3)	6,507			148,730
	01/10/19				3,050	4,067	(4)	6,507			148,730
	01/10/19				1,077	1,436	(5)	2,298			52,515
		$68,000	$136,000	$238,000
F. Kevin Tylus,	02/14/19				—	2,281	(1)	3,422			74,657
President - Bank	02/14/19				—	2,119	(2)	3,179			74,674
	02/14/19								2,118	(6)	74,638
		$84,000	$168,000	$294,000
Alison J. Eichert,	02/14/19				—	1,783	(1)	2,675			58,358
Former Executive Officer	02/14/19				—	1,656	(2)	2,484			58,357
	02/14/19								1,656	(6)	58,357
		$74,160	$148,320	$222,480

(1)	RSUs with performance-based cliff vesting criteria related to percentile ranking of TSR among the Compensation Peer Group at the end of the three-year performance period.

(2)	RSUs with performance-based cliff vesting criteria related to percentile ranking of ROAE among the Compensation Peer Group at the end of the three-year performance period.

(3)
Vesting criteria includes the achievement of certain goals related to Wealth and Insurance revenue. The threshold for achievement of each goal is 75%, and the maximum that can be achieved is 150%. To the extent all goals are achieved at

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 45

100% or more, and certain targets are reached related to Total Assets Under Management, Supervision, Administration, Supervision and Brokerage, an additional “Total Assets Kicker” will also be earned which would increase the RSUs issued by an additional 10%. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation – Other RSU Grants” at page 35.

(4)
Vesting criteria includes the achievement of certain goals related to Wealth and Insurance pre-tax margin. The threshold for achievement of each goal is 75%, and the maximum that can be achieved is 150%. To the extent all goals are achieved at 100% or more, and certain targets are reached related to Total Assets Under Management, Supervision, Administration, Supervision and Brokerage, an additional “Total Assets Kicker” will also be earned which would increase the RSUs issued by an additional 10%. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation – Other RSU Grants” at page 35.

(5)
Vesting criteria includes the achievement of goals related to subjective criterion. The threshold for achievement of each goal is 75%, and the maximum that can be achieved is 150%. To the extent all goals are achieved at 100% or more, and certain targets are reached related to Total Assets Under Management, Supervision, Administration, Supervision and Brokerage, an additional “Total Assets Kicker” will also be earned which would increase the RSUs issued by an additional 10%. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 - Long-Term Incentive Compensation – Other RSU Grants” at page 35.

(6)	RSUs with time-based vesting only with three-year cliff vesting.

(7)
With respect to performance-based RSUs discussed in footnotes (1) and (2) above, the “threshold” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or below the 25th percentile compared to the Compensation Peer Group, the “target” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at the 50th percentile compared to the Compensation Peer Group, and the “maximum” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or above the 75th percentile compared to the Compensation Peer Group. With respect to performance-based RSUs discussed in footnote (3), the “threshold” level reflects achievement of the performance goals at 75%. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Long-Term Incentive Compensation” at page 34.

(8)	RSUs with time-based vesting only, with graded vesting of 1/4 of award with one-year cliff vesting and 3/4 of award with three-year cliff vesting.

(9)	Value included in this column assumes target level achievement of performance conditions.

(10)
Reflects Annual Incentive Award opportunity for each NEO under the Annual Incentive Methodology (see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2019 – Annual Incentive Methodology” on page 32). Annual Incentive Award amounts actually granted for 2019 performance are reflected in the Summary Compensation Table on page 42 of this Proxy Statement.

46 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity compensation awards of the NEOs at December 31, 2019:

	Stock Awards
Name and Principal Position	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(7) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(7) ($)
Francis J. Leto, President & CEO(1)	10,088	416,029	22,472	926,745
Michael W. Harrington, Chief Financial Officer(2)	3,448	142,196	9,181	378,624
Liam M. Brickley, Chief Credit Officer(3)	10,694	441,021	—	—
Jennifer D. Fox, President - Wealth (4)	5,434	224,098	15,885	655,097
F. Kevin Tylus, President - Bank(5)	3,615	149,083	7,488	308,805
Alison J. Eichert, Former Executive Officer(6)	3,453	142,402	9,314	384,109

(1)	Vesting dates of RSUs as follows: 800 shares at 2/7/2020; 1,186 shares at 8/11/2020; 800 shares at 2/7/2021; 3,070 shares at 8/9/2021; 4,232 shares at 2/14/2022

(2)	Vesting dates of RSUs as follows: 495 shares at 8/11/2020; 1,273 shares at 8/9/2021; 1,680 shares at 2/14/2022

(3)	Vesting dates of RSUs as follows: 2,673 shares at 1/22/2020; 8,021 shares at 1/22/2022

(4)	Vesting dates of RSUs as follows: 2,384 shares at 12/15/2020; 1,348 shares at 8/9/2021; 1,702 shares at 2/14/2022

(5)	Vesting dates of RSUs as follows: 1,497 shares at 8/9/2021; 2,118 shares at 2/14/2022

(6)	Vesting dates of RSUs as follows: 524 shares at 8/11/2020; 1,273 shares at 8/9/2021; 1,656 shares at 2/14/2022

(7)	Number/value included in these columns assumes target level achievement of performance conditions.

Option Exercises and Stock Vested

The following table summarizes the RSUs that vested during the fiscal year ended December 31, 2019.

	Stock Awards
Name and Principal Position	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Francis J. Leto, President & CEO	7,356	260,774
Michael W. Harrington, Chief Financial Officer	3,287	115,407
Liam M. Brickley, Chief Credit Officer	—	—
Jennifer D. Fox, President - Wealth	2,384	95,408
F. Kevin Tylus, President - Bank	—	—
Alison J. Eichert, Former Executive Officer	3,154	110,747

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 47

Retirement Benefits

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the NEOs as of December 31, 2019, including the number of years of credited service to each NEO under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Francis J. Leto,	Supplemental Plan I	—	—	—
President & CEO	Supplemental Plan II	—	—	—
Michael W. Harrington,	Supplemental Plan I	—	—	—
Chief Financial Officer	Supplemental Plan II	—	—	—
Liam M. Brickley	Supplemental Plan I	—	—	—
Chief Credit Officer	Supplemental Plan II	—	—	—
Jennifer D. Fox,	Supplemental Plan I	—	—	—
President - Wealth	Supplemental Plan II	—	—	—
F. Kevin Tylus,	Supplemental Plan I	—	—	—
President - Bank	Supplemental Plan II	—	—	—
Alison J. Eichert	Supplemental Plan I	10.25	23,732	—
Former Executive Officer	Supplemental Plan II	15.00	475,586	—

(1)
Reflects the number of years of service of such NEO as of the date each such plan was frozen. See “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements – Deferred Compensation and Defined Benefit Plans” at page 37.

Supplemental Plans

We previously sponsored two supplemental employee retirement plans (respectively, the “First Supplemental Plan” and the “Second Supplemental Plan,” and together, the “Supplemental Plans”) that were designed to serve as a long-term retention tool for executives. The First Supplemental Plan was frozen effective March 31, 2008, and the Second Supplemental Plan was frozen effective March 31, 2013. Standard actuarial assumptions as of December 31, 2019 were used to calculate the present value of each individual’s pension benefit, including a discount rate of 2.80%, assumed retirement age of 65 and the Pri-2012 Generational Mortality tables projected using Scale MP-2019.

48 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted).

Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each eligible participant’s base compensation. In any 401(k) Plan year, we may make a discretionary contribution to eligible participants’ accounts from our net profits. A discretionary profit sharing contribution of 3% of gross compensation, not greater than the maximum IRS allowable amount, was allocated to eligible officers and employees on a quarterly basis throughout 2019.

Participants become eligible for employer contributions on the first day of the quarter following 6 months of employment with a minimum of 83.3 hours of service for each month.

For employees hired after January 1, 2015, the following vesting schedule applies to employer contribution accounts:

Years of Vesting Service	Vesting %
Less than 1 Year	0.0%
1 but less than 2	33.33%
2 but less than 3	66.66%
3 but less than 4	100%

Participants may invest their account balance in a number of outside mutual funds, and in our common stock.

As of December 31, 2019, the 401(k) Plan’s related trust held 170,014 shares of our common stock for the benefit of 245 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 49

Nonqualified Deferred Compensation

The following table shows information regarding deferred compensation for the NEOs under our Deferred Bonus Plan and our 2013 Executive Plan for the year ended December 31, 2019. For additional information regarding these plans, see “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements – Deferred Compensation and Defined Benefit Plans” at page 37.

Name and Principal Position	Plan	Executive Contributions in last FY ($)	Registrant Contributions in last FY(1) ($)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Francis J. Leto,	2013 Executive Plan	—	57,527	12,252	—	461,185
President & CEO	Deferred Bonus Plan	—	—	—	—	—
Michael W. Harrington,	2013 Executive Plan	—	33,390	4,710	—	186,029
Chief Financial Officer	Deferred Bonus Plan	—	—	79,204	—	363,530
Liam M. Brickley	2013 Executive Plan	—	—	—	—	—
Chief Credit Officer	Deferred Bonus Plan	—	—	—	—	—
Jennifer D. Fox,	2013 Executive Plan	—	30,600	1,626	—	78,995
President - Wealth	Deferred Bonus Plan	—	—	—	—	—
F. Kevin Tylus,	2013 Executive Plan	—	37,800	1,972	—	96,348
President - Bank	Deferred Bonus Plan	—	—	—	—	—
Alison J. Eichert,	2013 Executive Plan	—	16,686	8,095	—	284,415
Former Executive Officer	Deferred Bonus Plan	—	—	27,685	—	208,557

(1)	Reflects the dollar amount awarded as Fixed Contributions and Performance Contributions under the 2013 Executive Plan as described on page 38.

50 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Potential Payments Upon Termination or Change of Control

The information below summarizes the compensation and benefits for our NEOs in the event of a termination of the NEO’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the NEO’s termination of employment.

Termination for Cause

Upon termination for cause, a NEO is entitled to receive the following amounts:

•	salary through the date of termination;

•	salary in lieu of unused paid time off; and

•	amounts contributed and accrued under our Deferred Bonus Plan.

If an NEO is terminated for cause as defined in the applicable incentive compensation plans (the 2010 LTIP and the 2013 Executive Plan), then the NEO forfeits all vested and unvested stock option awards, all unvested RSUs, and all vested and unvested amounts in the 2013 Executive Plan.

Termination by the Corporation Other Than for Cause; Voluntary Termination by NEO

Except in the cases of retirement, death or disability, if a NEO is terminated for reasons other than cause or if the NEO voluntarily terminates employment, the NEO is entitled to:

•	salary through the date of termination;

•	salary in lieu of unused paid time off;

•	the amounts contributed to and accrued under our Deferred Bonus Plan;

•	the vested portion, if any, of the 2013 Executive Plan; and

•	retention of all vested stock options (but unvested options become null and void).

With respect to Mr. Leto, in addition to the bullet point items listed above, upon the Corporation’s and Bank’s termination of him without cause, or upon his voluntary termination for good reason (as defined in his employment agreement), Mr. Leto will be entitled to two (2) years of base salary and eighteen (18) months of COBRA payments in exchange for an executed release.

With respect to Mr. Harrington and Ms. Fox, in addition to the bullet point items listed above, upon the Bank’s termination of them without cause, or upon their voluntary termination for good reason (as defined in the respective employment agreements), Mr. Harrington and Ms. Fox will each be entitled to one (1) year of base salary and twelve (12) months of COBRA payments in exchange for an executed release.

Additionally, at the Bank’s discretion, upon termination by the Corporation other than for cause, in exchange for an executed release, Messrs. Brickley and Tylus may be paid severance benefits. In the event severance benefits are paid, the Bank’s practice is to pay two (2) weeks of base salary for each year of employment, up to a maximum of twenty-six (26) weeks. The severance pay practice is not based on merit and does not apply if an executive is terminated for lack of performance.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 51

Retirement, Death or Disability

Upon the retirement of an NEO, he or she is entitled to:

•	salary through the date of retirement;

•	salary in lieu of unused paid time off;

•	the amounts contributed to and accrued under our Deferred Bonus Plan;

•	the vested portion, if any, of the 2013 Executive Plan;

•	retention of all vested stock options (but unvested options become null and void); and

•
with respect to RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion.

In the event of termination due to death, the beneficiary of each NEO will also be entitled to a death benefit payment under our life insurance plan equal to $200,000.

In the event of termination due to disability, the NEO will also be entitled to short-term disability payments for six (6) months equal to either 60% or 100% of base salary, depending on years of service (or in Messrs. Leto, Harrington and Tylus’ and Ms. Fox's case, 100% pursuant to their employment agreements), and thereafter, each NEO will be entitled to long-term disability payments for an indeterminate period equal to approximately 70% of base salary.

52 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Termination Table

The following table shows the aggregate dollar amounts that would have been paid to each of the NEOs (other than Ms. Eichert) if his or her employment were terminated as of December 31, 2019, for each of the following reasons (absent a Change of Control). The table assumes that each NEO was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1)(2) ($)		Voluntary Termination with Good Reason(2) ($)		Retirement(3) ($)	Death(4) ($)	Disability(5) ($)
Francis J. Leto,	—	1,785,619	(6)	1,785,619	(9)	1,082,477	1,082,477	1,402,068	(11)
President & CEO
Michael W. Harrington,	—	770,260	(7)	770,260	(10)	272,334	272,334	457,834	(11)
Chief Financial Officer
Liam M. Brickley	—	8,025	(8)	8,025		220,254	220,254	395,254	(11)
Chief Credit Officer
Jennifer D. Fox,	—	373,911	(7)	373,911	(10)	355,000	355,000	525,000	(11)
President - Wealth
F. Kevin Tylus,	—	9,630		9,630		180,078	180,078	390,078	(11)
President - Bank

(1)	For cases other than termination due to death or disability.

(2)	Salaries used in calculating the amounts in the table are based on the NEO’s base salary at December 31, 2019.

(3)
With respect to the performance and/or restricted stock unit awards held by each NEO, assuming 100% achievement of any applicable performance criteria, a pro-rata portion of such units will vest upon death.

(4)
In addition to the amount disclosed in this column, in the event an NEO dies while employed by us, the NEO's beneficiary is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each NEO.

(5)
This column shows only the cash payments we are obligated to make to an NEO upon termination for disability. In addition, each NEO is also covered by a disability insurance, the benefits of which are described under “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change of Control – Retirement, Death or Disability” on page 52 of this Proxy Statement.

(6)
Pursuant to Mr. Leto's employment agreement with the Bank, includes severance payments equal to two years’ salary based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(7)
Includes severance payments pursuant to Mr. Harrington’s and Ms. Fox's employment agreements with the Bank equal to one years’ salary based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(8)	Includes severance payments equal to two weeks of salary for every year of service up to a maximum of twenty six weeks.

(9)
Represents the cash payment we are obligated to make, pursuant to Mr. Leto’s employment agreement with the Bank, upon his voluntary termination for good reason. The payment equals two years’ salary, based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(10)
Represents the cash payment we are obligated to make pursuant to Mr. Harrington’s and Ms. Fox's employment agreements with the Bank, upon his or her voluntary termination for good reason. The payment equals one years’ salary, based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(11)
Represents the maximum cash payment we are obligated to make equal to the NEO's full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay the NEO's full salary through the last day of the 180-day period following the date of his or her termination.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 53

Retirement of Ms. Eichert

Ms. Eichert retired effective October 1, 2019, pursuant to the YOSI Program. In connection with her retirement, the Company and Ms. Eichert entered into a Voluntary Separation Agreement on November 5, 2019 pursuant to which Ms. Eichert is entitled to the following benefits: (i) $793,056 in cash, (ii) a pro-rated (based on her days of employment in 2019) Annual Incentive Award under the Company’s Annual Incentive Methodology equal to $139,446, (iii) subsidized group health insurance coverage at active employee rates through October 1, 2022, with an estimated value of $17,424, and (iv) waiver of the forfeiture provisions under Ms. Eichert's RSUs granted August 11, 2017, August 9, 2018 and February 14, 2019, such that the RSUs will continue to be eligible for vesting as if Ms. Eichert remained an employee through the applicable vesting date, provided that the vesting of the performance based portion of the RSUs continue to remain subject to actual achievement of the applicable performance objectives.

Change of Control

We have entered into Change of Control Agreements with each NEO which provide for a payment of three (3) times the NEO’s base salary, or two (2) times the base salary in Mr. Brickley's case, and certain other benefits upon termination in connection with a Change of Control (see “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements – Change of Control and Severance Arrangements” at page 38). Except for continued benefits, career counseling services and expense reimbursements, payments under the Change of Control Agreements are to be paid in a lump-sum payment following the Change of Control. Additionally, each equity award would vest in full at the target level upon the Change of Control, and would be payable ten days thereafter.

The below table sets forth the payments to which each NEO would be entitled in the event of a termination upon Change of Control at December 31, 2019.

Change of Control Benefits Table(1)

Name	Salary(5) ($)		Annual Incentive Award(5) ($)	Payment of accelerated vesting of RSUs(3) ($)	Welfare Benefits(4) for Three Years(5) ($)	Unused Paid Time Off(5) ($)	Career Counseling Services ($)
Francis J. Leto, President & Chief	1,917,550	(2)	400,628	1,048,842	36,723	15,411	15,000
Michael W. Harrington,Chief Financial Officer	1,113,001	(2)	186,031	537,514	46,686	8,945	15,000
Liam M. Brickley, Chief Credit Officer	700,000	(2)	140,000	451,928	32,137	8,025	15,000
Jennifer D. Fox, President - Wealth	1,020,001	(2)	188,183	902,904	46,686	8,198	15,000
F. Kevin Tylus, President - Bank	1,260,000	(2)	232,461	468,730	36,723	9,630	15,000
Alison J. Eichert, Former Executive Officer(6)	—		—	543,612	—	—	—

(1)
The table assumes that a change of control occurred and the NEOs employment with the Corporation terminated as of December 31, 2019. The table further assumes that the Compensation Committee awarded the NEO the Annual Incentive Award for the NEO's performance in 2019 listed in the “Summary Compensation Table” set forth on page 42 of this Proxy Statement. The table further assumes that the NEO does not obtain full-time employment within three years after his or her termination of employment, and therefore welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2019, the NEO is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on three times the NEO’s base salary at December 31, 2019.

(3)	Based on the price of our common stock on December 31, 2019, of $41.24, the last business day prior to the assumed termination of employment.

(4)
Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the Change of Control.

(5)
Actual payments to NEOs under the Change of Control Agreements that would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), can, at the election of the employee, be reduced to avoid or lower the taxation of excess parachute payments under Section 4999 of the Code. These Change of Control Agreements do not provide gross up language that would provide for a higher payment to the employee to reduce the effect of the tax under 4999 of the Code.

54 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

(6)
Following her retirement on October 1, 2019, Ms. Eichert continued to hold certain RSUs, which will vest at the end of the applicable performance period based on the satisfaction of performance goals. The value of RSUs in this table is based on that would vest upon a change of control if the RSUs were not assumed by a successor.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the Corporation is required to disclose the ratio of the compensation of our Chief Executive Officer and the compensation of our median employee for the year ended December 31, 2019. During 2019, there was no change to our employee population or compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. However in 2019, the prior year’s median employee terminated employment. Therefore, the Corporation substituted a different employee whose compensation is substantially similar to the original median employee based on the same method that was used to select the original median employee.

The median employee was identified from all full-time and part-time employees, including seasonal and temporary employees but excluding the CEO, who were employed by the Corporation and its consolidated subsidiaries on November 30, 2018. A total of 679 employees were included, all of whom are located in the United States. Employees who were on medical leave as of the determination date were also excluded from the calculation.

Compensation was measured over the 12-month period beginning on January 1, 2019 and ending on December 31, 2019. The median employee compensation was determined using 2019 gross pay from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2019. This information excluded benefit deductions such as 401(k) and medical deductions, as well as earnings related to supplemental long-term disability (taxable premiums), accrued dividends on outstanding equity awards, supplemental executive retirement plan (present value), equity award grants, and deferred bonus plan offsets.

Mr. Leto had 2019 annual total compensation of $1,621,174 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2019, calculated the same way Mr. Leto’s compensation was calculated in the Summary Compensation Table, was $83,829. As a result, the CEO pay ratio is 19:1.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 55

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than ten percent of any class of equity securities of the Corporation (collectively, “Insiders”) to file reports of their holdings of our common stock with the SEC and Nasdaq, the exchange on which our common stock is traded. Based on our records and other information available to us, other than as disclosed in the Corporation's previous proxy statements, we believe for the fiscal year ended December 31, 2019, and prior fiscal years, all Insiders timely filed all Section 16(a) reports.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, and members of their immediate families and the companies with which they are associated, were our customers and had banking transactions with us in the ordinary course of our business during 2019. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Bruce G. Leto, a brother of our director and CEO Francis J. Leto, is a partner, and on the board of directors, of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm received approximately $137,029 in fees during 2019 for certain legal services it provided to Bryn Mawr Trust and its affiliates. Bruce Leto’s indirect interest in these fees was approximately $7,989, computed without regard to the amount of profit or loss.

Our Audit Committee Charter and Regulation O Procedures require Audit Committee and/or Board review and approval of certain related party transactions to ensure compliance with Regulation O. All related party transactions, other than excepted transactions and pre-approved transactions, must be reviewed and approved by the Audit Committee. Excepted transactions are those transactions available to all employees generally and those involving less than $120,000 when aggregated with all similar transactions in any calendar year. Pre-approved transactions include the following:

•	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;

•	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

•
transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

•	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

•	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

•	the extent of the related person’s interest in the transaction; and

•	other factors the Committee deems appropriate.

Our Regulation O Policy also requires a majority of our Board of Directors approve all loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

56 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2019, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission, and (c) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC.

Respectfully submitted:
Scott M. Jenkins, Chair
Britton H. Murdoch
Andrea F. Gilbert
Wendell F. Holland

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 57

PROPOSAL 3—TO RATIFY THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION

A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for 2020.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. KPMG audited our financial statements for the fiscal year ended December 31, 2019. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

Audit and Non-Audit Fees

The aggregate fees billed for professional services by KPMG in 2019 and 2018:

	2019	2018
Audit Fees	$756,000	$780,000
Audit Related Fees	$36,000	$45,000
Tax Fees	$106,500	$160,077
Total Fees	$898,500	$985,077

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2019 and 2018 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting and review of financial statements included in our Form 10-Q and Form 10-K filings. These fees also include professional services performed for the issuance of comfort letters and consents in connection with our registration statements.

Audit Related Fees. These are fees for services performed by KPMG in 2019 and 2018 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice, and tax planning. Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

58 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

Preapproval of Audit and Non-Audit Services

 Under our Audit Committee charter, the Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2019, and related fees, were pre-approved by the Audit Committee.

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and our shareholders. If our shareholders do not ratify the Audit Committee's selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

Proxies solicited by the Board will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation, unless the shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 59

SHAREHOLDER PROPOSALS FOR 2021

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2021 annual meeting of Shareholders must be received by the Corporation no later than November 6, 2020, which is 120 days prior to the anniversary of the date this Proxy Statement was released to shareholders. However, in the event the date of the 2021 annual meeting is changed from the date of the previous year’s meeting by more than 30 days, then shareholder proposals must be received within a reasonable time before the Corporation begins to print and send its proxy materials. Our obligation, if any, to include any such proposal will be subject to SEC Rule 14a-8. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2021 annual meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2021 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by January 22, 2021 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Corporation sends its proxy materials), we will have the right to exercise discretionary voting authority on that proposal. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

60 ● BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT

OTHER BUSINESS

The Board of Directors does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote at their discretion in accordance with their best judgment.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Computershare Trust Company, N.A. (“Computershare”) if you hold registered shares. You can notify Computershare by sending a written request to: Computershare, P.O. Box 505000, Louisville, KY, 40233-5000, or by calling Computershare at (877) 238-6956.

ADDITIONAL INFORMATION

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019, containing, among other things, financial statements examined by our independent registered public accounting firm, is made available to our shareholders concurrent with this Proxy Statement. Upon written request of any shareholder, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Lori A. Goldman, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The annual report on Form 10-K for the fiscal year ended December 31, 2019 , and this Proxy Statement, can also be obtained at www.envisionreports.com/BMTC, from the SEC at its website, www.sec.gov, or by following the instructions on the Corporation’s Notice and Access card.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

/s/ Lori A. Goldman
LORI A. GOLDMAN
Corporate Secretary

BRYN MAWR BANK CORPORATION ● 2020 PROXY STATEMENT ● 61

BMBC
BRYN MAWR BANK CORPORATION

VOTE

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2020 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
NOMINEE CLASS II TERM TO EXPIRE IN 2024:

Nominee	For	Against	Abstain
01 - Andrea F. Gilbert	☐	☐	☐
02 - Lynn B. McKee	☐	☐	☐
03 - F. Kevin Tylus	☐	☐	☐

Proposal	For	Against	Abstain
2. SAY-ON-PAY: To approve a non-binding advisory vote on Executive Officer Compensation.	☐	☐	☐
3. RATIFICATION OF AUDITORS: To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2020.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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Directions to Bryn Mawr Bank Corporation 2020 Annual Meeting

From the West – Take Pennsylvania Turnpike to Exit 326, the Valley Forge interchange. Follow sign to I-76 East. Take I-76 East to Exit 331A for I-476 South. Proceed south on I-476 to Exit 13 (US 30), St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From the North – Take I-476 South to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA I-95 – Take I-95 North to Exit 7, I-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA Route 1 – Stay on US 1 (making sure to take the Media By-Pass) to I-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From Center City Philadelphia – Take I-76 West and stay west by following Valley Forge signs. As soon as you see the City Avenue exit sign, get into the extreme left lane. Take the exit marked City Avenue (US 1 South). Turn right onto City Avenue and proceed 2.5 miles. Turn right onto Lancaster Avenue (US 30 West) and drive approximately 3 miles to Haverford. Turn right onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

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Bryn Mawr Bank Corporation

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 16, 2020

Lisa A. Lockowitz and Diane C. McDonald, or any of them, each with the power of substitution (the "Proxy Agents"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation to be held on April 16, 2020 at 11:00 A.M. at Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania, and at any postponement or adjournment thereof (the "Annual Meeting").

(Items to be voted appear on reverse side)

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